Exhibit 10.2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MDC ACQUISITION INC.,
WWG, LLC,
TODD GRAHAM,
KEVIN BERG,
VINCENT PARINELLO,
DANIEL K. GREGORY,
STEPHEN GROTH

and

SEAN M. O'TOOLE

Dated as of March 1, 2010

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") dated as of March 1, 2010, by and among MDC ACQUISITION INC., a Delaware corporation (the "Purchaser"), WWG, LLC, a Florida limited liability company ("WWG"), TODD GRAHAM ("Graham"), KEVIN BERG ("Berg"), VINCENT PARINELLO ("Parinello"), DANIEL K. GREGORY ("Gregory"), STEPHEN GROTH ("Groth"), and SEAN M. O'TOOLE ("O'Toole"; and together with Graham, Berg, Parinello, Gregory and Groth, collectively, the "Principals", and individually a "Principal") and solely for purposes of Sections 7.6.6 and 8.19, MDC Partners Inc., a corporation existing under the laws of Canada ("MDC").

WITNESSETH:

WHEREAS, WWG was (x) the sole shareholder of TEAM Enterprises Inc. a Massachusetts corporation ("TEAM") and (y) the sole member of (A) OuterActive, LLC, a Delaware limited liability company ("O-A") and (B) Pulse Marketing, LLC, a Delaware limited liability company ("Pulse");

WHEREAS, WWG formed NEW TEAM LLC, a Delaware limited liability company ("NT"), as its sole member;

WHEREAS, WWG caused TEAM to contribute substantially all of its assets, subject to certain disclosed liabilities, and its ongoing business, to NT pursuant to a Contribution Agreement (General Assignment, Bill of Sale and Assumption Agreement) (the "NT Conveyance Document");

WHEREAS, WWG and WWG2, LLC, a Florida limited liability company ("WWG2") formed (the "Formation") TEAM HOLDINGS LLC, a Delaware limited liability company (the "Company"), with WWG owning 99% of the issued and outstanding membership interests in the Company and WWG2 owning 1% of the issued and outstanding membership interests in the Company (the membership interests of the Company collectively referred to as the "Membership Interests");

WHEREAS, simultaneously with the Formation, WWG and WWG2 executed and delivered a Limited Liability Company Agreement of the Company (the "Original Operating Agreement"), pursuant to which WWG transferred 100% of its equity ownership in (x) NT, (y) O-A and (z) Pulse to the Company, such that following such transfer, the Company was the sole member of each of NT, O-A and Pulse (NT, O-A and Pulse hereinafter referred to collectively as the "Subsidiaries", and individually as a "Subsidiary");

WHEREAS, WWG desires to sell, and the Purchaser desires to purchase, 60% of the Membership Interests (the "Purchased Interests"), pursuant to the provisions of this Agreement such that after giving effect to such purchase, the Membership Interests will be owned as follows: the Purchaser – 60%; WWG – 39%; and WWG2 – 1%;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Purchaser, WWG, WWG2 and the Company are executing and delivering an Amended and Restated Limited Liability Company Agreement of the Company (the "Operating Agreement") attached hereto as Exhibit A (pursuant to which the Purchased Interests shall be redesignated as "Class A Units" and the Membership Interests owned by WWG and WWG2 shall be redesignated as "Class B Units" and/or "Class C Units");

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I
SALE OF THE PURCHASED INTERESTS

Section 1.1      Sale of the Purchased Interests.   Subject to the terms and conditions herein stated, WWG agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.2), and the Purchaser agrees to purchase from WWG on the Closing Date, the Purchased Interests.

ARTICLE II
PURCHASE PRICE AND CLOSING

Section 2.1      Purchase Price; Working Capital Adjustment.

2.1.1        Purchase Price.  In full consideration for the purchase by the Purchaser of the Purchased Interests, the purchase price (the "Purchase Price"), shall be calculated and paid by the Purchaser to WWG, as set forth below (capitalized terms used in this Article II and not otherwise defined, shall have the meaning ascribed to such terms in Sections 2.1.2 or 2.1.3 below):

(a)       Closing Payment.  At the Closing, the Purchaser shall pay to WWG an amount equal to $11,000,000 ("CP").
(b)      Working Capital Payment.  If the Closing Date Working Capital, as finally determined pursuant to the procedures set forth in Section 2.1.4, is less than the Target Working Capital (such difference being referred to herein as the "Working Capital Shortfall"), then within five business days after the Special Determination (as defined in Section 2.1.4(i) below) and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.1.4, (A) WWG shall pay to the Purchaser 60% of the Working Capital Shortfall and (B) immediately thereafter, WWG, WWG2 and the Purchaser shall contribute to the capital of the Company as a contribution to capital, 39% by WWG, 1% by WWG2 and 60% by the Purchaser, respectively, of the Working Capital Shortfall.  If WWG fails to make the payment referred to in (A) above or if WWG or WWG2 fails to make the contribution referred to in (B) above, in addition to any other legal remedies available to it, the Purchaser shall have the right to offset such amount against any future Purchase Price payments to WWG.  If the Closing Date Working Capital, as finally determined pursuant to the procedures set forth in Section 2.1.4, is greater than Target Working Capital, within five days after the Special Determination and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.1.4, the Company shall make a distribution to WWG in the amount of the difference between Target Working Capital and the Closing Date Working Capital. Any amount paid pursuant to this Section 2.1.1(b) shall be referred to as the "Working Capital Payment."

(c)       First Interim Payment. Provided that WWG shall not have validly made a FIP Prepayment Election (as defined in Section 2.1.1(h) below), within five business days after the Annual Determination for calendar year 2010 and any adjustments thereto shall have become binding on the parties as provided in Section 2.1.4 below, the Purchaser shall pay to WWG the First Interim Payment ("FIP"), calculated as follows:

FIP shall equal the lesser of:

(A)     $5,000,000

and

(B)      {60% x [5.0 x (2009 PBT + 2010 PBT)]} – {CP}
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(d)      First Additional Payment. Within five business days after the Annual Determination for calendar year 2010 and any adjustments thereto shall have become binding on the parties as provided in Section 2.1.4 below, the Purchaser shall pay to WWG the First Additional Payment ("FAP"), calculated as follows:

FAP = 90% x (2010 Adjusted Profits x 40%)

; provided, however, in the event that 2010 Adjusted Profits is less than the result of (x) $1,833,333 divided by (y) 60%, then FAP shall equal (A) the excess, if any, of (i) 2010 Adjusted Profits over (ii) $1,833,333, multiplied by (B) 90%.

(e)       Final Interim Payment. Provided that WWG shall not have validly made a FIIP Prepayment Election (as defined in Section 2.1.1(h) below), within five business days after the Annual Determination for calendar year 2011 and any adjustments thereto shall have become binding on the parties as provided in Section 2.1.4 below, the Purchaser shall, subject to Section 2.1.1(i) below, pay to WWG the Final Interim Payment ("FIIP"), calculated as follows:

(A)     In the event both:

(x) (2009 PBT + 2010 PBT) is equal to or greater than $6,333,333
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and

(y) 2011 PBT is equal to or greater than {90% x (2009 PBT + 2010 PBT)},
                       2

then:

FIIP = {$19,000,000} – {CP + FIP}

or

(B)      In the event

(x) (2009 PBT + 2010 PBT) is less than $6,333,333
                        2

or

(y) 2011 PBT is less than {90% x (2009 PBT + 2010 PBT)},
          2

then:

FIIP = {60% x [4.5 x (2009 PBT + 2010 PBT + 2011 PBT)]} – {CP + FIP}
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(f)       Second Additional Payment. Within five business days after the Annual Determination for calendar year 2011 and any adjustments thereto shall have become binding on the parties as provided in Section 2.1.4 below, the Purchaser shall pay to WWG the Second Additional Payment ("SAP"), calculated as follows:

SAP = 90% x (2011 Adjusted Profits x 40%)

; provided, however, in the event that 2011 Adjusted Profits is less than the result of (x) the sum of (i) $2,200,000 plus (ii) (FIP times 20%), divided by (y) 60%, then SAP shall equal (A) the excess, if any, of (i) 2011 Adjusted Profits over (ii) the sum of (X) $2,200,000 plus (Y) (FIP times 20%), multiplied by (B) 90%;

; provided further, however, in the event that 2010 Adjusted Profits were less than $1,833,333, then for purposes of the calculations of SAP above, 2011 Adjusted Profits shall be reduced by the amount of such shortfall.

(g)      Final Additional Payment.  Within five business days after the Annual Determination for calendar year 2012 and any adjustments thereto shall have become binding on the parties as provided in Section 2.1.4 below, the Purchaser shall pay to WWG the Final Additional Payment ("FIAP"), calculated as follows:

FIAP = 90% x (2012 Adjusted Profits x 40%)

; provided, however, in the event that 2012 Adjusted Profits is less than the result of (x) the sum of (i) $2,200,000 plus (ii) (FIP times 20%), plus (iii) (FIIP times 20%), divided by (y) 60%, then FIAP shall equal (A) the excess, if any, of (i) 2012 Adjusted Profits over (ii) the sum of (X) $2,200,000, plus (Y) (FIP times 20%) plus (Z) (FIIP times 20%), multiplied by (B) 90%;

; provided further, however, in the event that the sum of 2010 Adjusted Profits and 2011 Adjusted Profits were less than the sum of (I) $4,033,333 plus (II) (FIP times 20%), then for purposes of the calculations of FIAP above, 2012 Adjusted Profits shall be reduced by the amount of such shortfall.

(h)      Prepayment Elections.  In the event that changes in United States long-term capital gains tax rates are established which result in either an (x) increase in 2011 long-term capital gains rates from 2010 rates (a "2011 Rate Increase") or (y) an increase in 2012 long-term capital gains rates from 2010 rates or 2011 rates (a "2012 Rate Increase"), WWG shall have the option to elect to receive a prepayment of the FIP (a "FIP Prepayment Election"), in the case of a 2011 Rate Increase, or to receive a prepayment of the FIIP (a "FIIP Prepayment Election"; the FIP Prepayment Election and the FIIP Prepayment Election are sometimes referred to herein as a "Prepayment Election"),  in the case of a 2012 Rate Increase, as follows:

(A)       To exercise a Prepayment Election, (i) WWG shall deliver notice to the Purchaser on or prior to December 10, 2010, in the case of a FIP Prepayment Election, or on or prior to December 10, 2011, in the case of a FIIP Prepayment Election and (ii) WWG shall have timely and fully delivered the 2010 Financial Information or the 2011 Financial Information, as the case may be.

(B)       If a FIP Prepayment Election is validly exercised, then on or prior to December 31, 2010, the Purchaser shall pay to WWG an amount (the "FIP Prepayment") equal to the result of (x) the Estimated FIP divided by (y) the sum of (i) one plus (ii) the MDC Cost of Funds Rate (as defined in Section 2.1.3(vii) below) divided by 4.  Within five business days after the Annual Determination for 2010 and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.1.4 below, (i) if FIP (as calculated pursuant to Section 2.1.1(c) above using actual 2010 PBT) is greater than Estimated FIP, then the Purchaser shall pay WWG such excess, or (ii) if Estimated FIP is greater than FIP (as calculated pursuant to Section 2.1.1(c) above using actual 2010 PBT), then WWG shall pay the Purchaser such excess.  If WWG fails to pay any amount required to be paid by it to the Purchaser, in addition to any other legal remedies available to it, the Purchaser shall have the right to offset such amount against any future Purchase Price payments to WWG.

(C)       If a FIIP Prepayment Election is validly exercised, then on or prior to December 31, 2011, the Purchaser shall pay to WWG an amount (the "FIIP Prepayment") equal to the result of (x) the Estimated FIIP divided by (y) the sum of (i) one plus (ii) the MDC Cost of Funds Rate divided by 4.  Within five business days after the Annual Determination for 2011 and any adjustments thereto shall have become binding on the parties pursuant to the procedures set forth in Section 2.1.4 below, (i) if FIIP (as calculated pursuant to Section 2.1.1(e) above using actual 2011 PBT) is greater than Estimated FIIP, then the Purchaser shall, subject to Section 2.1.1(i), pay WWG such excess, or (ii) if Estimated FIIP is greater than FIIP (as calculated pursuant to Section 2.1.1(e) above using actual 2011 PBT), then WWG shall pay the Purchaser such excess.  If WWG fails to pay any amount required to be paid by it to the Purchaser, in addition to any other legal remedies available to it, the Purchaser shall have the right to offset such amount against any future Purchase Price payments to WWG.

(D)       In the event that a Prepayment Election is made, (i) FIP as ultimately determined pursuant to clause (B) above shall be the value for "FIP" and (ii) FIIP as ultimately determined pursuant to clause (C) shall be the value for "FIIP" for purposes of making other calculations of Purchase Price that rely on FIP or FIIP, as the case may be.

(i)       Purchase Price Cap. Notwithstanding the foregoing, in no event shall the sum of the CP, FIP (inclusive of any Estimated FIP) and FIIP (inclusive of any Estimated FIIP) be greater than $19,000,000.

(j)       No Negative Payments. In the event that the calculation of FIP, FAP, FIIP, SAP or FIAP, as the case may be, results in an amount which is less than zero, such Purchase Price component shall be deemed to be zero and accordingly, the amount of FIP, FAP, FIIP, SAP or FIAP, as the case may be, included in any Purchase Price calculation, shall be zero

(k)      Payment of the Purchase Price. Payment of each component of the Purchase Price and any payment that is required to be made under Section 2.1 above shall be made in United States Dollars by the Purchaser by direct wire transfer to the account of WWG, as set forth on Schedule 2.1.1 (or to such other account as WWG may notify the Purchaser in writing).  Each of the FIP, FAP, FIIP, SAP or FIAP (including amounts payable pursuant to the Prepayment Election provisions of Section 2.1.1(h) above), as the case may be, shall be deemed to include imputed interest, to the extent required by the Internal Revenue Code of 1986, as amended (the "Code").

2.1.2       PBT.   The term "PBT" for any relevant period shall mean the consolidated net income (loss) of the Company and its subsidiaries, if any, before provision for all federal, state and local income and franchise taxes for such period, determined in accordance with United States generally accepted accounting principles consistently applied ("GAAP"); provided, however, for calendar year 2010, 2010 PBT shall mean the sum of (x) the consolidated PBT of WWG, TEAM, O-A and Pulse from January 1, 2010 through and including the Closing Date (the "Pre-Closing Period") and (y) the consolidated PBT of the Company and its subsidiaries, if any, after the Closing Date through and including December 31, 2010 (the "Post-Closing Period"); and provided that in making such determinations:

(i)             neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Company, or any subsidiary thereof (or TEAM, O-A or Pulse for the Pre-Closing Period), is the named beneficiary or otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be treated as an expense;

(ii)            for any service rendered or provided to the Company or any Subsidiary thereof by MDC or any of its affiliates (as defined in Section 9.5) (it being understood that except as provided below, no such service shall be rendered or provided without the consent of the Representative (as defined in Section 8.18) while he is still in the full-time employ of the Company or any Subsidiary, and in the event the Representative is not so employed, one of the other Principals, provided that such Principal is then in the full-time employ of the Company or any Subsidiary, or in the event no Principals are so employed, a then senior member of management of the Company or a Subsidiary (in any such case, each such individual being referred to as the "Authorized Officer")), the Company or its subsidiary, as the case may be, shall be charged at the rates agreed to by MDC or one of its affiliates, as the case may be, and the Authorized Officer; and all charges permitted by this clause (ii) shall be treated as an expense;

(iii)           any Losses (as defined in Section 7.2) of a Purchaser Indemnified Party (as defined in Section 7.2) which give rise to an indemnity payment pursuant to the indemnification provisions of Section 7.2 and which are fully assumed by WWG and the Principals or as to which such Purchaser Indemnified Party has been reimbursed (by offset or otherwise), shall not be treated as an expense, and there shall be excluded from income any amount received by such Purchaser Indemnified Party pursuant thereto;

(iv)           any indemnity payments made by a Purchaser Indemnified Party to any Company Indemnified Party (as defined in Section 7.3) shall not be treated as an expense;

(v)            there shall be no charge against income for the payment or accrual of any component of the Purchase Price;

(vi)           the fees and disbursements of WWG's attorneys, accountants and financial advisors incurred prior to or after the Closing in connection with the formation and organization of the Company and the Subsidiaries and the negotiation, preparation and execution of this Agreement and the other documents to be delivered at the Closing hereunder that have either (x) been expensed and paid prior to the Closing or (y) accrued for on the Closing Balance Sheet (as defined in Section 2.1.4(i) hereof), shall not be treated as an expense;

(vii)          the income (loss) of any subsidiary of the Company whose results of operations are required to be consolidated with that of the Company under GAAP shall be included only in proportion to the Company's direct or indirect ownership in such subsidiary;

(viii)         any extraordinary or non-recurring gains or losses and any gains or losses from the sale of any capital assets, and any gains and losses recognized by the Company or any of its subsidiaries, if any, in connection with the sale or other disposition of any investments by the Company or any of its subsidiaries, if any, shall be excluded from income;

(ix)           the fees and expenses of (1) the Accountants (as defined in Section 2.1.4(i) hereof) in preparing the Special Determination or any Annual Determination or (2) any audit performed in connection with the Sarbanes-Oxley Act of 2002, as amended or modified from time to time, or any successor statute, and any rules and regulations promulgated thereunder, in excess of $50,000 in any calendar year, shall not be treated as an expense;

(x)            in the event that the Company or any of its subsidiaries acquires any other Person pursuant to a purchase of assets or stock, merger or similar transaction (an "Acquired Business") on or after the date hereof, the calculation of PBT shall exclude any net profit (loss) derived by the Company and its subsidiaries from the Acquired Business;

(xi)           any write-off or amortization or depreciation of goodwill arising out of the purchase of the Purchased Interests pursuant to this Agreement shall not be treated as an expense;

(xii)          there shall be no charge for interest incurred on any loan to fund any payment of the Purchase Price;

(xiii)         the fees and expenses of Grant Thornton LLP in preparing the audit for calendar year 2009 and any prior periods to the extent incurred in calendar year 2010, up to $85,000 shall not be treated as an expense for purposes of 2010 PBT;

(xiv)         any distribution by WWG of any Purchase Price proceeds to its members shall not be treated as an expense;

(xv)          any salary expenses payable to any individuals hired to replace any of the Principals to the extent such Principals are also receiving severance payments at the time such salary expenses are incurred shall not be treated as an expense, unless the termination of such Principal's employment was recommended and initiated by the Representative (as defined in Section 8.18 below);

(xvi)         PBT shall reflect appropriate fair market compensation levels, including salary and incentive bonuses; and

(xvii)        solely with respect to the calculation of 2010 PBT, an amount equal to $459,129 shall not be treated as an expense.

2.1.3        Other Definitions.

(i)            "Target Working Capital" means an amount equal to $1,000,000.

(ii)            "Closing Date Working Capital" means the current assets of the Company and the Subsidiaries less the current liabilities of the Company and the Subsidiaries as of the opening of business on March 1, 2010 in accordance with GAAP.

(iii)           "2010 Financial Information" means the following financial information prepared by WWG with respect to the Company and its subsidiaries for calendar year 2010, and delivered to the Purchaser on or prior to December 10, 2010: (x) a consolidated balance sheet of the Company and its subsidiaries as at November 30, 2010 and the related statement of income for the month of November and the eleven months then ended and (y) a good faith reasonable forecasted statement of income for the 2010 calendar year, including the Company's estimate of (A) 2010 PBT ("WWG’s Estimated 2010 PBT") and (B) Estimated FIP, each such estimate to be based upon such financial statements included within the 2010 Financial Information.

(iv)           "2011 Financial Information" means the following financial information prepared by WWG with respect to the Company and its subsidiaries for calendar year 2011, and delivered to the Purchaser on or prior to December 10, 2011: (x) a consolidated balance sheet of the Company and its subsidiaries as at November 30, 2011 and the related statement of income for the month of November and the eleven months then ended and (y) a good faith reasonable forecasted statement of income for the 2011 calendar year, including the Company's estimate of (A) 2011 PBT ("WWG’s Estimated 2011 PBT") and (B) Estimated FIIP, each such estimate to be based upon such financial statements included within the 2011 Financial Information.

(v)            "Estimated FIP" means an amount equal to (x) the amount of FIP as calculated pursuant to Section 2.1.1(c) that would have been payable if 2010 PBT were equal to the Estimated 2010 PBT times (y) 85%.

(vi)           "Estimated FIIP" means an amount equal to (x) the amount of FIIP as calculated pursuant to Section 2.1.1(e) that would have been payable if 2011 PBT were equal to the Estimated 2011 PBT times (y) 85%.

(vii)          "MDC Cost of Funds Rate" means 12%.

(viii)         "Adjusted Profits" means, for any year, the result of (i) GAAP PBT (as defined and calculated pursuant to the Operating Agreement) for such year, minus (ii) all Acquisition Company PBT (as defined and calculated pursuant to the Operating Agreement) for such year plus (iii) any Acquisition Free Cash Flow (as defined and calculated pursuant to the Operating Agreement) for such year.

(ix)           "2009 PBT" shall mean, for calendar year 2009, the sum of (x) the consolidated net income (loss) of the Company and its subsidiaries (if any) before provision for all federal and state income taxes for such period, determined in accordance with GAAP and as reported in the Company's 2009 audited consolidated financial statements, plus (y) $875,189.

2.1.4        Accounting Procedures.

(i)            The Purchaser shall, or shall cause BDO Seidman LLP, or another independent accounting firm chosen by the Purchaser (the "Accountants"), as soon as practicable after the Closing, to prepare in accordance with GAAP and deliver to the Representative, a report containing a consolidated balance sheet of the Company and the Subsidiaries as of the close of business on the Closing Date and taking into account the transactions effected by the Formation and the NT Conveyance Document (the "Closing Balance Sheet"), together with a statement of the Accountants based upon such report which sets forth the Closing Date Working Capital (the "Special Determination").  If the Purchaser engages the Accountants, the Purchaser shall have the option, in its sole discretion (and at its sole expense) to instruct the Accountants to audit or perform agreed upon procedures on the Closing Balance Sheet and to determine the scope of such audit or procedures.  If the Representative does not agree that the Special Determination correctly states the Closing Date Working Capital, the Representative shall promptly (but not later than 30 days after the delivery to him of the Special Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted).  If the Representative and the Purchaser reconcile their differences, the Closing Date Working Capital calculation shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If the dispute relates to an accounting issue and if the Representative and the Purchaser are unable to reconcile their differences in writing within 20 days after written notice of exceptions is delivered to the Purchaser (the "Reconciliation Period"), the accounting items in dispute shall be submitted to a mutually acceptable accounting firm (other than the Accountants) selected from any of the four largest accounting firms in the United States in terms of gross revenues (the "Independent Auditors") for final determination.  The Closing Date Working Capital calculation shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  The Independent Auditors shall consider only the accounting items in dispute and shall be instructed to act within 20 days (or such longer period as the Representative and the Purchaser may agree) to resolve all accounting items in dispute.  If the dispute involves a non-accounting issue and such dispute cannot be reconciled within the Reconciliation Period, the dispute shall be settled by a court of competent jurisdiction.  If the Representative does not give written notice of any exception within 30 days after the delivery to it of the Special Determination or if the Representative gives written notification of his acceptance of the Closing Date Working Capital prior to the end of such 30 day period, the Closing Date Working Capital set forth in the Special Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

(ii)            As soon as reasonably practicable after receiving WWG's Estimated 2010 PBT or WWG’s Estimated 2011 PBT, as the case may be, the Purchaser shall use its reasonable best efforts to review such calculation.  If the Purchaser does not agree with WWG's Estimated 2010 PBT or WWG’s Estimated 2011 PBT, as the case may be, the Purchaser shall promptly give written notice to the Representative of any exceptions thereto and provide its calculation of Estimated 2010 PBT or Estimated 2011 PBT, as the case may be (the "Purchaser's Estimated 2010 PBT" or the "Purchaser's Estimated 2011 PBT").  If the Representative and the Purchaser reconcile their differences prior to (x) December 24, 2010 with respect to Estimated 2010 PBT, such agreed upon calculation shall be deemed to be Estimated 2010 PBT for purposes of calculating Estimated FIP or (y) December 24, 2011 with respect to Estimated 2011 PBT, such agreed upon calculation shall be deemed to be Estimated 2011 PBT for purposes of calculating Estimated FIIP.  If the Purchaser and the Representative are unable to reconcile their differences prior to (x) December 24, 2010 with respect to Estimated 2010 PBT, then there shall be deemed to be no agreement between the Purchaser and the Representative with respect to such calculation and the Purchaser's Estimated 2010 PBT shall be deemed to be Estimated 2010 PBT for purposes of calculating Estimated FIP or (y) December 24, 2011 with respect to Estimated 2011 PBT, then there shall be deemed to be no agreement between the Purchaser and the Representative with respect to such calculation and the Purchaser's Estimated 2011 PBT shall be deemed to be Estimated 2011 PBT for purposes of calculating Estimated FIIP.   If the Purchaser does not give written notice of any exception to WWG’s Estimated 2010 PBT prior to December 24, 2010 or if the Purchaser gives written notification of its acceptance of WWG’s Estimated 2010 PBT prior to December 24, 2010, WWG’s Estimated 2010 PBT shall be deemed to be Estimated 2010 PBT for purposes of Estimated FIP. If the Purchaser does not give written notice of any exception to WWG’s Estimated 2011 PBT prior to December 24, 2011 or if the Purchaser gives written notification of its acceptance of WWG’s Estimated 2011 PBT prior to December 24, 2011, WWG’s Estimated 2010 PBT shall be deemed to be Estimated 2011 PBT for purposes of Estimated FIIP.

(iii)           The Purchaser shall prepare, or cause the Accountants to prepare, as soon as practicable after the end of the calendar years 2010, 2011 and 2012, to prepare in accordance with GAAP, a report containing consolidated balance sheets of the Company and its subsidiaries, if any, as of the close of business on December 31, 2010, December 31, 2011 and December 31, 2012, and related consolidated statements of income of the Company and its subsidiaries, if any, for each calendar year then ended, in each case together with a statement based upon such report which (x) states that it was prepared in accordance with this Agreement and (y) sets forth the calculation of PBT and Profits for calendar years 2010, 2011 and 2012, and (z) sets forth all adjustments required to be made to such audited financial statements in order to make the calculations required under this Section 2.1.4(iii) (the "Annual Determination").  For avoidance of doubt, the Annual Determination for calendar year 2010 shall include PBT of TEAM, O-A and Pulse for the Pre-Closing Period.  If the Purchaser engages the Accountants, the Purchaser shall have the option, in its sole discretion, to instruct the Accountants to audit the annual financial statements for any period and to determine the scope of such audit.  The Purchaser shall deliver, or shall instruct the Accountants to deliver, a copy of each such Annual Determination to the Representative not later than 150 days after the end of the period to which such Annual Determination relates; provided, however, any delay of the Accountants to meet such timetable shall impose no liability on the part of the Purchaser.

(iv)          If the Representative does not agree that the Annual Determination correctly states the calculation of PBT and/or Profits for calendar years 2010, 2011 and 2012, as applicable, the Representative shall promptly (but not later than 30 days after the delivery of such Annual Determination to the Representative) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted).  If the Representative and the Purchaser reconcile their differences, the Annual Determination shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  If the dispute relates to an accounting issue and if the Representative and the Purchaser are unable to reconcile their differences in writing within the Reconciliation Period, the accounting items in dispute shall be submitted to the Independent Auditors for final determination, and the Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law.  The Independent Auditors shall consider only the accounting items in dispute and shall be instructed to act within 20 days (or such longer period as the Representative and the Purchaser may agree) to resolve all accounting items in dispute.  If the dispute involves a non-accounting issue and such dispute cannot be reconciled within the Reconciliation Period, the dispute shall be settled by a court of competent jurisdiction. If the Representative does not give written notice of any exception within 30 days after the delivery of the Annual Determination or if the Representative gives written notification of his acceptance of the Annual Determination prior to the end of such 30 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

(v)            In the event the Independent Auditors are for any reason unable or unwilling to perform the services required of it under this Section 2.1.4, then the Purchaser and the Representative agree to select another accounting firm from among the remaining four largest accounting firms in the United States (except the Accountants) in terms of gross revenues to perform the services to be performed under this Section 2.1.4 by the Independent Auditors.  If the Purchaser and the Representative fail to select the Independent Auditors as required by Section 2.1.4(i) above within seven days after the expiration of the Reconciliation Period or fail to select another accounting firm within seven days after it is determined that the Independent Auditors will not perform the services required, either the Purchaser or the Representative may request the Judicial Arbitration and Mediation Services, Inc. ("JAMS") located in New York, New York, or if JAMS is not so located, in the jurisdiction of closest proximity to New York, New York to appoint an independent firm of certified public accountants to perform the services required under this Section 2.1.4 by the Independent Auditors.  The fees of JAMS shall be shared equally by the Purchaser and WWG.  For purposes of this Section 2.1.4 the term "Independent Auditors" shall include such other accounting firm chosen in accordance with this Section 2.1.4(v).

(vi)           The Independent Auditors shall determine the party (i.e., the Purchaser or the Representative) whose asserted position as to the calculation of the Closing Date Working Capital, Profits or PBT, as the case may be, is furthest from the determination of the Closing Date Working Capital, Profits or  PBT, as the case may be, by the Independent Auditors, which non-prevailing party (WWG or the Purchaser) shall pay the fees and expenses of the Independent Auditors and shall reimburse the prevailing party for the portion of the fees of JAMS previously paid by it.

2.1.5         Examination of Books and Records.  The books and records of WWG, TEAM, O-A and Pulse (with respect to periods prior to the Closing Date) and the Company and its subsidiaries (if any) shall be made available during normal business hours upon reasonable advance notice at the principal office of the Company, to the parties hereto, the Accountants and the Independent Auditors to the extent required to determine the calculations required under Section 2.1.  The Principals, on the one hand, and the Purchaser, on the other hand, shall make available to the other party and their representatives (including auditors) any back-up materials generated by them to support a position that is contrary to the position taken by the other party.

Section 2.2       Closing.   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution and delivery of this Agreement on the date hereof, at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019 or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto (such date is herein referred to as the "Closing Date").

Section 2.3       Third Party Consents.   Anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to the Company or any Subsidiary of any of the agreements, contracts or commitments of TEAM, O-A or Pulse pursuant to the Formation and/or the NT Conveyance Document, as applicable, or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in the Company or any Subsidiary receiving all of the rights of TEAM, O-A or Pulse, as the case may be, thereunder, such agreement, contract or commitment shall be deemed not to have been assigned by TEAM, O-A or Pulse, as the case may be, to the Company or any Subsidiary, as the case may be.  In those circumstances, if requested by the Purchaser, after the Closing, the Principals will use their best efforts to obtain any such consent (excluding the payment of any fees).  If such consent is not obtained and is required to effectively assign any agreement, contract or commitment to the Company or any Subsidiary, WWG and the Principals will cooperate with the Company or such Subsidiary to provide the Company or such Subsidiary with the full claims, rights and benefits thereunder, including enforcement at the cost and for the benefit of the Company or such Subsidiary of any and all rights of TEAM, O-A or Pulse, as the case may be, against a third party thereto arising out of the breach or cancellation by such third party or otherwise, and any amount received by TEAM, O-A or Pulse, as the case may be, in respect thereof shall be held for and paid over to the Company or such Subsidiary.

Section 2.4       Further Assurance; Post Closing Cooperation. WWG will, from time to time, at the request of the Purchaser, whether at or after the Closing Date, execute and deliver such other and further instruments of conveyance, assignment, transfer and consent necessary for the conveyance, assignment and transfer of the Assets pursuant to the NT Conveyance Document.  Following the Closing, upon reasonable advance notice, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to TEAM, the Company and each Subsidiary in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority (as defined in Section 3.1.2), (iv) the determination or enforcement of the rights and obligations of any party entitled to indemnification under Article VII, (v) any actual or threatened action or proceeding, and (vi) the verification of the Assets and Assumed Liabilities (as defined in the NT Conveyance Document).

ARTICLE III
REPRESENTATIONS OF WWG AND THE PRINCIPALS

A.  Each of the Principals severally represents and warrants to and with the Purchaser, as follows:

Section 3.1       Execution and Validity of Agreements; Restrictive Documents.

3.1.1        Execution and Validity.  Each Principal has the full legal right and capacity to enter into this Agreement and to perform his obligations hereunder.  This Agreement has been duly and validly executed and delivered by each Principal and, assuming due authorization, execution and delivery by the Purchaser and each other party hereto, constitutes a legal, valid and binding obligation of each Principal as to himself, enforceable against each Principal in accordance with its terms.  Nothing herein shall be construed to mean that one Principal is binding or has the authority to bind any other Principal.

3.1.2        No Restrictions.  There is no suit, action, claim, investigation or inquiry by any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision ("Governmental or Regulatory Authority"), and no legal, administrative or arbitration proceeding pending or, to WWG's knowledge, threatened against any Principal with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by any Principal in connection with the transactions contemplated hereby.

3.1.3        Non-Contravention.  The execution, delivery and performance by each Principal of his obligations hereunder and the consummation of the transactions contemplated hereby, will not as of the Closing Date (a) result in the violation by any Principal of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any Governmental or Regulatory Authority, applicable to any Principal, or (b) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require any Principal to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of any Principal, under any of the terms, conditions or provisions of any agreement, commitment, lease, license, evidence of indebtedness, letter of credit, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral (collectively, "Contracts"), to which any Principal is a party or by which any Principal or any of his assets or properties are bound.

3.1.4        Approvals and Consents.  No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which any Principal is a party for the execution and delivery of this Agreement by any Principal, the performance by any Principal of his obligations hereunder or the consummation of the transactions contemplated hereby.

B.  WWG and the Principals, jointly and severally, represent and warrant to and with the Purchaser, as follows:

Section 3.2      Execution and Validity; Existence and Good Standing.   WWG has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder.  Each of TEAM and NT has the full corporate power and authority to enter into the NT Conveyance Document, and to perform their respective obligations thereunder. The execution and delivery of this Agreement by WWG and the NT Conveyance Document by TEAM and NT, and the consummation by such parties of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on behalf of such parties.  This Agreement has been duly and validly executed and delivered by WWG and constitutes a legal, valid and binding obligation of WWG, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors rights generally and subject, as to enforceability, to the effect of general principles of equity.  The NT Conveyance Document has been duly and validly executed and delivered by TEAM and NT, and constitutes the legal, valid and binding obligations of TEAM and NT, enforceable against each of them in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors rights generally and subject, as to enforceability, to the effect of general principles of equity.  The Company and TEAM are each duly organized and are each validly existing and in good standing (including tax status) under the laws of the State of Delaware and the Commonwealth of Massachusetts, respectively, with the full power and authority to own their respective property and to carry on their respective businesses all as and in the places where such properties are now owned or operated or such businesses re now being conducted except where such failure to qualify would not have a material adverse effect on the respective business.  The Company and TEAM are each duly qualified, licensed or admitted to do business and each of them is in good company and tax standing in the jurisdictions set forth on Schedule 3.2, which are the only jurisdictions in which the ownership, use or leasing of their assets and properties, or the conduct or nature of their business, makes such qualification, licensing or admission necessary.

Section 3.3       Capital Stock; Equity Ownership; No Options or Restrictions; Subsidiaries and Investments.   WWG is the owner of record and beneficially has valid title to 99% of the Membership Interests of the Company and such ownership is free and clear of all Liens.   WWG2 is the owner of record and beneficially has valid title to 1% of the Membership Interests of the Company and such ownership is free and clear of all Liens.  There are no outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity or ownership or proprietary interest of the Company, or which grants any Person other than WWG or WWG2 the right to share in the earnings of the Company.  There is no suit, action, claim, or to the knowledge of WWG, investigation or inquiry by any Governmental or Regulatory Authority, and no legal, administrative or arbitration proceeding pending or, to the knowledge of WWG, threatened against a Principal or the Company or any of the Membership Interests, with respect to the execution, delivery and performance of this Agreement, the NT Conveyance Document or the transactions contemplated hereby or thereby or any other agreement entered into by WWG, a Principal or the Company in connection with the transactions contemplated hereby or thereby.  Except for the Subsidiaries, the Company does not, directly or indirectly, own any equity interest in or have any voting rights with respect to any Person.   Schedule 3.3 lists the full legal name of each Subsidiary and all lines of business in which each Subsidiary is participating or engaged.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to own its assets and properties and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.    Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified on Schedule 3.3, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company or a Subsidiary, as the case may be, becoming qualified, licensed or admitted and in good standing.  The Company is the owner of record and beneficially has valid title to 100% of the membership interests of each Subsidiary.  All of the outstanding equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights of other equity interest holders, and are owned, beneficially and of record, by the Company (or Subsidiaries wholly owned by the Company) free and clear of all Liens.  There are no (a) outstanding subscriptions, options, warrants, rights (including "phantom stock rights"), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any equity interests in any Subsidiary, except pursuant to this Agreement or (b) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or the Subsidiary with respect to the voting of or the right to participate in dividends, distributions or other earnings on any equity interest in any Subsidiary.

Section 3.4       Financial Statements and No Material Changes.   Schedule 3.4(A) sets forth (a) the consolidated unaudited balance sheets of WWG and its subsidiaries as at December 31, 2008 and December 31, 2009 (the consolidated unaudited balance sheets of WWG and its subsidiaries as at December 31, 2009, hereinafter referred to as the "Balance Sheet") and the related consolidated unaudited statements of income for the calendar years then ended.  Such financial statements have been prepared in accordance with GAAP throughout the periods indicated except as set forth on Schedule 3.4(B).  Each balance sheet fairly presents the financial condition of the entity or entities included within such balance sheet, at the respective date thereof, and reflects all claims against and all debts and liabilities of such entities, fixed or contingent, as at the respective date thereof, required to be shown thereon under GAAP and the related statements of income present the results of operations for the respective period indicated.  Except for the transactions consummated pursuant to the Formation and the NT Conveyance Document, since December 31, 2009 (the "Balance Sheet Date"), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of WWG or the Company.

Section 3.5       Books and Records.   Except as set forth on Schedule 3.5, all accounts, books, ledgers and official and other records material to the business of TEAM, the Company, or any Subsidiary maintained by or on behalf of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, of whatsoever kind have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  Except as set forth on Schedule 3.5, neither TEAM, O-A or Pulse had, and the Company nor any Subsidiary has, any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) were not under the exclusive ownership and possession of WWG or are not under the exclusive ownership and possession of the Company or such Subsidiary.  WWG has delivered to the Purchaser complete and correct copies of the Certificates of Formation and the Limited Liability Company Agreements of each of the Company and the Subsidiaries, with all amendments thereto, currently in effect, and copies of the minute books and stock transfer records (or similar transfer records) of the Company and each Subsidiary.

Section 3.6       Title to Properties; Encumbrances; No Prior Activities.

3.6.1         Title to Properties; Encumbrances.  Except for the Excluded Assets listed in the NT Conveyance Document, TEAM, O-A and Pulse, as the case may be, had and the Company and each Subsidiary now has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use, all the properties and assets owned or used by TEAM, O-A and Pulse, as the case may be, (real, personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company or any Subsidiary since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), in each case free and clear of all Liens, except for Liens set forth on Schedule 3.6.  The property, plant and equipment conveyed to the Company or any Subsidiary, whether owned or otherwise contracted for, is in a state of good maintenance and repair (ordinary wear and tear excepted) and is adequate and suitable for the purposes for which they are presently being used.

3.6.2         No Prior Activities.  The Company and each Subsidiary was created solely for the purpose of engaging in the transactions contemplated by the consummation of the reorganizations contemplated by the NT Conveyance Document and this Agreement.  Neither the Company nor any Subsidiary has engaged in any activities other than in connection with its formation, the negotiation, execution and delivery of this Agreement, the NT Conveyance Document and the Operating Agreement, and the consummation of the transactions contemplated hereby and thereby.  Except for liabilities incurred in connection with its formation and the consummation of the transactions contemplated by this Agreement, the NT Conveyance Document and the Operating Agreement, neither the Company nor any Subsidiary has incurred any liabilities or entered into any agreements or arrangements with any Person. Prior to the date hereof, neither O-A or Pulse conducted any business of any nature (other than general start-up activities relating to the formation of such companies).

Section 3.7       Real Property.

3.7.1         Owned Real Property. None of TEAM, O-A, Pulse, the Company or any Subsidiary own any real property (including ground leases) or hold a freehold interest in any real property or any option or right of first refusal or first offer to acquire any real property.

3.7.2         Leased Real Property.  Schedule 3.7.2 contains an accurate and complete list of all real property leases, subleases, real property licenses and other occupancy agreements, including without limitation, any modification, amendment or supplement thereto and any other related document or agreement executed or entered into by WWG, TEAM, O-A or Pulse, as the case may be, and assigned to the Company or any Subsidiary pursuant to the NT Conveyance Document to which the Company or a Subsidiary is a party (as lessee, sublessee, lessor, sublessor, licensor or licensee) (each individually, a "Real Property Lease" and collectively, the "Real Property Leases").  Each Real Property Lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2) is valid, binding and in full force and effect; all rents and additional rents and other sums, expenses and charges due thereunder to date on each such Real Property Lease have been paid; and the lessee has been in peaceable possession since the commencement of the original term of such Real Property Lease and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor.  There exists no default or event of default by WWG, the Company or any Subsidiary or to the knowledge of WWG by any other party to any Real Property Lease; and there exists no occurrence, condition or act (including the purchase of the Purchased Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by WWG, the Company or any Subsidiary under any Real Property Lease, and there are no outstanding claims of breach or indemnification or notice of default or termination of any Real Property Lease.  WWG, TEAM, O-A or Pulse, as the case may be, held and the Company or a Subsidiary, as the case may be, now holds the leasehold estate on all the Real Property Leases free and clear of all Liens except as set forth on Schedule 3.7.2.  The real property leased by the Company and the Subsidiaries is in a state of good maintenance and repair (ordinary wear and tear excepted), adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased real properties.  WWG, TEAM, O-A or Pulse, as the case may be, was, and the Company or a Subsidiary now is, in physical possession and actual and exclusive occupation of the whole of each of its leased properties.  To the knowledge of WWG, no environmental claim has been made against WWG, TEAM, O-A, Pulse, the Company or any Subsidiary with respect to any Real Property Lease.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary owes any brokerage commission with respect to any of the Real Property Leases.

Section 3.8       Contracts.   Schedule 3.8 hereto contains an accurate and complete list of the following Contracts (whether written or oral, but indicating which Contracts are oral) to which the Company or any Subsidiary is currently a party or TEAM, O-A or Pulse, as the case may be, was a party prior to the assignment of the same to the Company or any Subsidiary pursuant to the NT Conveyance Document (and Schedule 3.8 indicates if a listed item has not been assigned to and assumed by the Company or any Subsidiary pursuant to the NT Conveyance Document): (a) all Plans (as such term is defined in Section 3.19), (b) any personal property lease with a fixed annual rental of $10,000 or more, (c) any Contract relating to capital expenditures which involves payments of $25,000 or more in any single transaction or series of related transactions, (d) any Contract relating to the making of a loan or advance to or investment in, any other Person, (e) any agreement, instrument or arrangement evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise, (f) any management service, employment, consulting or similar type of Contract which is not cancelable by the Company or any Subsidiary without penalty or other financial obligation within 30 days, (g) any Contract limiting the Company's or any Subsidiary's freedom to engage in any line of business or to compete with any other Person, including, without limitation, any agreement limiting the ability of the Company or any Subsidiary or any of their respective affiliates to take on competitive accounts during or after the term thereof, (h) any collective bargaining or union agreement, (i) any Contract between the Company or any Subsidiary, on the one hand, and any officer or director thereof, on the other hand, not covered by subsection (f) above (including indemnification agreements), (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (k) any agreement with respect to any Intellectual Property (as defined in Section 3.14) other than "shrink-wrap" and similar end-user licenses, (l) any agreement with a client required to be listed on Schedule 3.16, (m) any agreement, indenture or other instrument which contains restrictions which affect the ability of the Company or any Subsidiary to make distributions in respect of its equity, (n) any joint venture agreement involving a sharing of profits not covered by clauses (a) through (m) above, (o) any Contract (not covered by another subsection of this Section 3.8) which involves $25,000 or more over the unexpired term thereof and is not cancelable by the Company or any Subsidiary, as the case may be, without penalty or other financial obligation within 30 days; provided, however, Contracts of a similar nature which individually do not involve $25,000 but in the aggregate involve $25,000 or more over the unexpired terms shall also be set forth on Schedule 3.8 (p) any Contract with a media buying service; provided, however, commitments to purchase media in the ordinary course of business do not have to be set forth on Schedule 3.8, and (q) any agreement (not covered by another subsection of this Section 3.8) between the Company or a Subsidiary, on the one hand, and any member of the Company, on the other hand. Notwithstanding anything to the contrary contained above, (x) commitments to media and production expenses which are fully reimbursable from clients, and (y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on Schedule 3.8. Each Contract which has been assigned to and assumed by the Company or any Subsidiary pursuant to the NT Conveyance Document, as applicable, including without limitation, those required to be set forth on Schedule 3.8, is in full force and effect, and there exists no default or event of default by the Company or any Subsidiary or to the knowledge of WWG, by any other party, or occurrence, condition, or act (including the purchase of the Purchased Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company or any Subsidiary, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such Contract.  Summaries of all oral Contracts contained on Schedule 3.8 are complete and accurate in all material respects.

Section 3.9       Non-Contravention; Approvals and Consents.   The execution, delivery and performance by any Principal, the Company or any Subsidiary and WWG, TEAM, O-A and Pulse of their respective obligations under this Agreement and the NT Conveyance Document and the consummation of the transactions contemplated hereby and thereby, will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation and limited liability company agreement (or other comparable documents) of the Company or any Subsidiary or WWG, TEAM, O-A and Pulse; (b) result in the violation by the Company or any Subsidiary or WWG, TEAM, O-A and Pulse of any Laws or Orders of any Governmental or Regulatory Authority applicable to any of them or any of their respective assets or properties, or (c) if the consents and notices set forth in Schedule 3.9 are obtained, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Company or any Subsidiary or WWG, TEAM, O-A or Pulse to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of their respective assets or properties, or under any of the terms, conditions or provisions of any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or WWG, TEAM, O-A and Pulse or any of their respective assets or properties are or were bound.  Except as set forth in Schedule 3.9, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any Subsidiary or WWG, TEAM, O-A and Pulse is a party, or by which their respective assets or properties were or are bound for the execution and delivery of this Agreement or the NT Conveyance Document, the performance by the Company or any Subsidiary or WWG, TEAM, O-A and Pulse of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

Section 3.10     Litigation.   Except as set forth on Schedule 3.10, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of WWG, any investigation by) any Governmental or Regulatory Authority, pending or, to the knowledge of WWG, threatened, against the Company or any Subsidiary or WWG, TEAM, O-A and Pulse with respect to this Agreement or the transactions contemplated hereby or by the NT Conveyance Document, or any other agreement entered into by the Company or any Subsidiary or WWG, TEAM, O-A and Pulse in connection with the transactions contemplated hereby, or against or affecting the business or the assets transferred to the Company or any Subsidiary pursuant to the NT Conveyance Document; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation.  None of the Company, any Subsidiary, WWG, TEAM, O-A or Pulse is subject to any Order entered in any lawsuit or proceeding. Schedule 3.10 also sets forth with respect to each pending or threatened action, suit or proceeding listed thereon, the amount of costs, expenses or damages the Company, any Subsidiary or WWG, TEAM, O-A or Pulse has incurred to date and reasonably expects to incur through the conclusion thereof.

Section 3.11    Taxes.   Each of WWG, TEAM, O-A, Pulse, the Company and each Subsidiary has timely completed and filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign (if any) tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by WWG, TEAM, O-A, Pulse, the Company and each Subsidiary.  The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any taxing or other Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by WWG, TEAM, O-A, Pulse, the Company and each Subsidiary pursuant to Treasury Regulations §1.1502-6 or any similar provision of state, local or foreign law.  All Taxes shown on said returns to be due and all other Taxes due and owing (whether or not shown on any Tax return) have been timely paid and all additional assessments received prior to the date hereof have been timely paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11.  Each of WWG, TEAM, O-A, Pulse, the Company and each Subsidiary has collected all sales, use, goods and services or other commodity Taxes required to be collected and remitted or will remit the same to the appropriate taxing authority within the prescribed time periods.  Each of WWG, TEAM, O-A, Pulse, the Company and each Subsidiary has withheld all amounts required to be withheld on account of Taxes from amounts paid to employees, former employees, directors, officers, members, residents and non-residents and remitted or will remit the same to the appropriate taxing authorities within the prescribed time periods.  The amount set up as an accrual for Taxes (aside from any reserved for deferred Taxes established to reflect timing differences between book and Tax accrual) on the Balance Sheet (as opposed to the notes thereto) is sufficient for the payment of all unpaid Taxes of each of WWG, TEAM, O-A, Pulse, the Company and each Subsidiary, as the case may be, whether or not disputed, for all periods ended on and prior to the date thereof.  Since the Balance Sheet Date, none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has incurred any liabilities for Taxes other than in the ordinary course of their respective businesses consistent with past custom and practice. No stockholder, member, manager, director or officer (or employee responsible for Tax matters) of any of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary expects any authorities to assess any additional Taxes for any period for which Tax returns have been filed.  Schedule 3.11 sets forth each jurisdiction (other than United States federal) in which WWG, TEAM, O-A, Pulse, the Company or any Subsidiary files, is required to file, or has been required to file a tax return or is or has been liable for any Taxes on a "nexus" basis.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary have received any notice of a claim by any Governmental or Regulatory Authority in any jurisdictions where any of them do not file tax returns that any of them may be subject to Tax by that jurisdiction.  WWG  has delivered to the Purchaser correct and complete copies of all federal, state, local and foreign income tax returns filed with respect to WWG, TEAM, O-A, Pulse, the Company and the Subsidiaries.  Except as set forth on Schedule 3.11, none of the federal, state, local or foreign income tax returns of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary have ever been audited by the Internal Revenue Service or any other Governmental or Regulatory Authority.  No examination of any return of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary is currently in progress, and none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has received notice of any proposed audit or examination.  No deficiency in the payment of Taxes by WWG, TEAM, O-A, Pulse, the Company or any Subsidiary for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has made any agreement, waiver or other arrangement providing for an extension of time with respect to the assessment or collection of any Taxes against it.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has been a member of an affiliated group filing consolidated federal income tax returns nor has it been included in any combined, consolidated or unitary state or local income tax return.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary will be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) in income for any period ending after the Closing Date, or as a result of a change for any period that may be required by law in connection with the transactions contemplated by this Agreement.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary are obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary is or has been a U.S. real property holding corporation within the meaning or Section 897 of the Code.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has entered into any Tax sharing or indemnification agreement with any party.  None of the Purchaser, WWG, TEAM, O-A, Pulse, the Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.  Since its inception, WWG has a valid election under Treasury Regulation Section 301.7701-3 to be taxed as a corporation for federal, state and local income tax purposes and since its inception has validly elected to be treated as an Subchapter S corporation within the meaning of Section 1361 of the Code for federal, state and local income tax purposes, and such elections remain in full force and effect. Commencing with the initial fiscal year in which WWG owned stock in TEAM, WWG has had an election in effect under Treasury Regulation Section 1.1361-3, to treat TEAM as a qualified subchapter S subsidiary for federal, state and local income tax purposes and such election remains in full force and effect.  In any fiscal year in which TEAM was not a qualified Subchapter S subsidiary for federal, state and local income tax purposes, it had validly elected to be taxed as a Subchapter S corporation within the meaning of Section 1361 of the Code for federal, state and local income tax purposes.  Since inception, the Company, O-A, Pulse and the Subsidiaries have been treated as disregarded entities within the meaning of Treasury Regulation Section 301.7701-3 for federal, state and local income tax purposes.

Section 3.12    Liabilities.   Except for the Assumed Liabilities (as defined in the NT Conveyance Document) set forth in the NT Conveyance Document, or as set forth on Schedule 3.12, neither the Company nor any Subsidiary has any outstanding claims, liabilities or indebtedness of any nature whatsoever as to which the Company or any Subsidiary is or may become responsible (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (i) Liabilities specifically disclosed in any Schedule hereto; (ii) Liabilities under Contracts of the type required to be disclosed by WWG  and the Principals on any Schedule and so disclosed or which because of the dollar amount or other qualifications are not required to be listed on such Schedule; and (iii) Liabilities incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practice of the Company or any of the Subsidiaries.

Section 3.13    Insurance.   Schedule 3.13 contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby) of all liability, property, workers' compensation and other insurance policies currently in effect that insure the property, assets or business of TEAM, O-A and Pulse that was transferred to the Company and the Subsidiaries pursuant to the NT Conveyance Document or the employees of the Company and the Subsidiaries (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has received any notice of cancellation or termination in respect of any such policy or default thereunder.  To the knowledge of WWG, such insurance policies are placed with financially sound and reputable insurers, and are in amounts and have coverage that are reasonable and customary for Persons engaged in the operation of the business of the Company and the Subsidiaries.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, or to the knowledge of WWG, the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 3.13 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.  Within the last two years none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has filed for any claims exceeding $25,000 against any of its insurance policies, exclusive of automobile and health insurance policies. None of such policies shall lapse or terminate by reason of the transactions contemplated by this Agreement or the NT Conveyance Document and all such policies shall continue in effect after the Closing Date for the benefit of the Company and the Subsidiaries.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has received any notice of cancellation of any such policy.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has received written notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.13 will not be available in the future on substantially the same terms now in effect. None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has been refused any insurance or required to pay higher than normal or customary premiums, nor has its coverage been limited by any insurance carrier to which it has applied for insurance during the last three years.

Section 3.14     Intellectual Properties.

3.14.1      Definitions.  For purposes of this Agreement, the following terms have the following definitions:

"Intellectual Property" shall include, without limitation, any or all of the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefor, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, unregistered copyrights, the content of all World Wide Web sites of a Person and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, corporate names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

"Intellectual Property of the Company and its Subsidiaries" shall mean any Intellectual Property that is owned by the Company or any Subsidiary, including Registered IP and Unregistered IP.

"Licensed Intellectual Property" means any Intellectual Property owned by another Person that is used by the Company or any of the Subsidiaries in the operation of the business of the Company or the Subsidiaries (the "Business"), including Off-the-Shelf Software (as defined below), but excluding rights in or to materials created for clients, to the extent to which such (x) client is the first owner of copyright in such materials or (y) the materials are subject to a written assignment of copyright in favor of clients of the Company or any Subsidiary.

3.14.2       Representations.  Except as set forth on Schedule 3.14.2, all of the Intellectual Property of TEAM, O-A and Pulse was transferred to the Company and the Subsidiaries pursuant to the NT Conveyance Documents. Schedule 3.14.2 hereto contains an accurate and complete list of all (a) patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, domain names, applications for registered service marks, logos, registered copyrights and applications for registered copyrights which are owned by the Company or any Subsidiary (the "Registered IP"), (b) all unregistered trademarks, unregistered service marks and material unregistered copyrights which are owned by the Company or any Subsidiary (the "Unregistered IP") and (c) all Licensed Intellectual Property that is material to the operation of the Business, other than widely distributed off-the-shelf applications subject to shrink-wrap and similar non-negotiated end-user license agreements ("Off-the-Shelf Software"). Except as set forth on Schedule 3.14.2, the registrations and applications of the Registered IP listed on Schedule 3.14.2 are in the name of WWG, TEAM, O-A or Pulse, as the case may be, and are valid, in proper form, enforceable and subsisting, all necessary registration and renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent and Internet domain names, copyrights and trademark authorities in the United States or other jurisdictions where the Business is conducted for the purposes of maintaining such Intellectual Property registrations, and applications therefore, and no actions (including filing of documents or payments of fees) are due within ninety (90) days after the Closing.  No registration, or application therefor, for any of the Registered IP has lapsed, expired, or been abandoned, and no such registrations, or applications therefor, are the subject of any opposition, interference, cancellation, or other legal, quasi-legal, or governmental proceeding pending before any governmental, registration, or other authority in any jurisdiction.  Except as set forth on Schedule 3.14.2, (i) the Company or one of its Subsidiaries, as applicable, is the sole and exclusive owner of all rights, title and interest in and to the Intellectual Property of the Company and its Subsidiaries, free and clear of all Liens, (ii) no Person has any rights to use any of the Intellectual Property of the Company and its Subsidiaries, (iii) none of WWG, TEAM, O-A, Pulse the Company or any Subsidiary has granted to any Person, or authorized any Person to retain, any ownership in the Intellectual Property of the Company and its Subsidiaries, and (iv) all Licensed Intellectual Property in the Company's or any Subsidiary's possession or used in the operation of the Business has been properly licensed from the owner of such Intellectual Property, and the Company and such Subsidiary, as applicable, possess all license agreements, certificates or documentation sufficient to substantiate such rights, and the Company and each such Subsidiary are in compliance with, and WWG, TEAM, O-A and Pulse have not in the past violated, such license agreements.  Except as set forth on Schedule 3.14.2, the consummation of the transactions contemplated hereby will not result in any loss or impairment of the Company's or any Subsidiary's rights to own or use any Intellectual Property, nor will such consummation require the consent of any third party in respect of any Intellectual Property. The operation of the Business and use of all Intellectual Property therein does not infringe the Intellectual Property of any other Person. There are no proceedings pending or, to the knowledge of WWG, threatened against WWG, TEAM, O-A, Pulse, the Company or any Subsidiary with respect to the Intellectual Property, or with respect to any other Intellectual Property, alleging the infringement or misappropriation by WWG, TEAM, O-A, Pulse, the Company or any Subsidiary of any Intellectual Property of any Person, and none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has received notice from any Person that the operation of the Business infringes the Intellectual Property of any Person.  There are no claims pending or, to the knowledge of WWG, threatened challenging the validity of any Intellectual Property of the Company or any Subsidiary or any Intellectual Property used by the Company or any Subsidiary in the conduct of the Business. None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has entered into or is otherwise bound by any consent, forbearance or any settlement agreement which limits the rights of the Company or any Subsidiary to use the Intellectual Property of the Company and its Subsidiaries. To the knowledge of WWG, no Person is infringing or misappropriating any of the Intellectual Property of the Company and its Subsidiaries. All Intellectual Property of the Company and its Subsidiaries was either developed (a) by employees of WWG, TEAM, O-A or Pulse within the scope of such employee's employment duties; or (b) by independent contractors or other third parties who have assigned all of their rights therein WWG, TEAM, O-A or Pulse, as the case may be, pursuant to a written agreement, and all such employees, independent contractors, and other third parties have waived, pursuant to a written agreement, their moral rights in all such Intellectual Property in favor of the Company or any Subsidiary, as the case may be.  Except as set forth on Schedule 3.14.2, the Intellectual Property of the Company and its Subsidiaries does not contain any software licensed under terms which require, as a condition of the use, modification, or distribution of such software, that other software incorporated into, derived from, or distributed with such software: (x) be disclosed or distributed in source code form; (y) be licensed under terms that permit making derivative works; or (z) be redistributable at no charge to subsequent licensees.

3.14.3    Privacy and Security.  All information or data of any kind possessed by the Company or any Subsidiary, including but not limited to, personally identifiable information collected from consumers ("PII"), aggregate or anonymous information collected from consumers ("Non-PII") and employee data (collectively, "Data"), has been collected, by WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, or any other Person, and is being maintained, stored, processed and used by the Company and the Subsidiaries, in compliance with all Laws and Orders.  WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has at all times presented a privacy policy ("Privacy Policy") to consumers prior to the collection of any PII or Non-PII online.  The Privacy Policy, and any other representations, marketing materials and advertisements that address privacy issues and the treatment of PII and Non-PII, accurately and completely describe WWG's, TEAM's, O-A's, Pulse's, the Company's and each any Subsidiary's respective information collection and use practices, and no such notices or disclosures have been inaccurate, misleading or deceptive.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has collected or received any PII from children under the age of 13 without verifiable parental consent or directed any of its websites to children under the age of 13 through which such PII could be obtained.  WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has stored and maintained all Data in a secure manner, using commercially reasonable technical measures, to assure the integrity and security of the Data and to prevent loss, alteration, corruption, misuse and unauthorized access to such Data.  There has been no unauthorized use, access to or disclosure of any Data.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has received any claims, notices or complaints regarding its information practices or use of Data.  The consummation of the transactions contemplated hereby will not result in any loss or impairment of the rights to own and use any Data, nor will such consummation require the consent of any third party in respect of any Data.

Section 3.15      Compliance with Laws; Permits.   The Company and the Subsidiaries are, and the Business (including the businesses conducted by TEAM, O-A and Pulse) has been conducted, in compliance with all applicable Laws and Orders, except in each case (other than with respect to compliance with environmental Laws and Orders relating to the regulation or protection of the environment ("Environmental Laws and Orders")) where the failure to so comply would not reasonably be expected to have a Material Adverse Effect (as defined below), including without limitation: (a) all Laws and Orders promulgated by the Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all Environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has been charged with, or, to the knowledge of WWG, threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders. The term "Material Adverse Effect" as it applies to WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, shall mean a material adverse effect on its operations, business, prospects, assets or financial condition. The Company and each Subsidiary has all permits, licenses, and other government certificates, authorizations and approvals ("Required Permits") required by any Governmental or Regulatory Authority for the operation of the Business, except where the failure to have such Required Permits would not reasonably be expected to have a Material Adverse Effect.  All of the Required Permits are in full force and effect and no action or claim is pending, nor to the knowledge of WWG, is threatened, to revoke or terminate any such Required Permit or declare any such Required Permit invalid in any material respect.

Section 3.16      Client Relations.   Schedule 3.16 sets forth (a) the 10 largest clients of the Company and of each Subsidiary (measured by revenues), and the revenues from each such client and from all clients (in the aggregate) for the calendar years ended December 31, 2008 and December 31, 2009 and (b) the clients projected to be the 10 largest clients (measured by revenues) of the Company and of each Subsidiary based on the Company's and each Subsidiary's current profit plan for the twelve months ending December 31, 2010, together with the estimated revenues from each such client and all clients (in the aggregate) for such period.  WWG and the Principals do not warrant that the clients will remain clients of the Company or any Subsidiary beyond the Closing or that the estimated revenues set forth on Schedule 3.16 will prove to be accurate; provided, however, they do represent that they were made in good faith and on a reasonable basis.  No client of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has advised any Principal or any of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary in writing that it is (x) terminating or considering terminating the handling of its business, in whole or in respect of any particular project or service or (y) planning to reduce its future spending with the Company or any Subsidiary in any material manner.

Section 3.17      Accounts Receivable; Work-in-Process; Accounts Payable.   The amount of all work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of TEAM, O-A and Pulse and which was transferred to the Company and the Subsidiaries pursuant to the NT Conveyance Document, as being due to the Company and the Subsidiaries and reflected on the Balance Sheet and the Closing Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet and the Closing Balance Sheet) in the ordinary course of business, and none of the accounts receivable or other debts (or accounts receivable arising from any such work-in-process or unbilled invoices) is or will be subject to any counterclaim or set-off except to the extent of any such provision, reserve or adjustment.  The accounts payable set forth on the Balance Sheet, and the accounts payable incurred since the Balance Sheet Date through the Closing Date, represent trade payables resulting from bona fide transactions incurred in the ordinary course of business. There has been no change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable, unbilled invoices, or other debts due to the Company or any Subsidiary, or the reserves with respect thereto, or accounts payable of the Company or any Subsidiary which would have a Material Adverse Effect.

Section 3.18      Employment Relations.   (a) No unfair labor practice complaint against WWG, TEAM, O-A, Pulse, the Company or any Subsidiary is pending before any Governmental or Regulatory Authority; (b) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of WWG threatened against or involving the Business; (c) there are no labor unions representing or, to the knowledge of WWG, attempting to represent the employees of TEAM, O-A and Pulse who became employees of the Company and the Subsidiaries; (d) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending against WWG, TEAM, O-A, Pulse, the Company or any Subsidiary and to the knowledge of WWG, no such claim or grievance has been threatened; (e) no collective bargaining agreement is currently being negotiated by any of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary; and (f) none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary experienced any work stoppage or similar organized labor dispute during the last three years.  There is no legal action, suit, proceeding or claim pending or, to the knowledge of WWG, threatened between WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, on the one hand, and any employees or former employees of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, agents or former agents of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, job applicants or any association or group of any employees of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, on the other hand.

Section 3.19      Employee Benefit Matters.

3.19.1    List of Plans.  Schedule 3.8 to this Agreement lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, incentive, deferred compensation, stock option, restricted stock, stock appreciation rights, phantom stock rights, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, individual retirement programs or arrangements, and all termination, severance or other Contracts, whether covering one Person or more than one Person, and whether or not subject to any of the provisions of ERISA, which are or have been maintained, contributed to or sponsored by WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate (as defined in Section 3.19.3) for the benefit of any employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary (each item listed on Schedule 3.8 being referred to herein individually, as a "Plan" and collectively, as the "Plans").  For purposes of this Agreement, "foreign benefit plan" means each material plan, program or agreement contributed to, sponsored or maintained by either the Company or any ERISA Affiliate or any other Person that is maintained outside of the United States, or that covers primarily employees residing or working outside of the United States, and which would be treated as a Plan had it been a material United States plan, program or agreement.  WWG has delivered to the Purchaser, to the extent applicable, a complete and accurate copy of: (a) each written Plan and descriptions of any unwritten Plan (including all amendments thereto whether or not such amendments are currently effective); (b) each summary plan description and all summaries of material modifications relating to a Plan; (c) each trust agreement or other funding arrangement with respect to each Plan, including insurance contracts; (d) the most recently filed IRS Form 5500 relating to each Plan; (e) the most recently received IRS opinion, advisory or determination letter for each Plan; and (f) the three most recently prepared actuarial reports (if applicable) and financial statements in connection with each Plan.  None of the Principals, WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has made any commitment, (i) to create or cause to exist any Plan not set forth on Schedule 3.8 or (ii) to modify, change or terminate any Plan.

3.19.2    Severance.  None of the Plans, nor, except as set forth on Schedule 3.19.2, any employment agreement or other Contract to which WWG, TEAM, O-A, Pulse, the Company or any Subsidiary is a party or bound, (a) provides for the payment of or obligates WWG, TEAM, O-A, Pulse, the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits to any Person; or (b) obligates WWG, TEAM, O-A, Pulse, the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code, either alone or in conjunction with any subsequent occurrence.

3.19.3    Multi-Employer Plans.  None of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate has maintained, contributed to or participated in a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a multiple employer plan subject to Sections 4063 and 4064 of ERISA, nor has any obligations or liabilities, including withdrawal, reorganization or successor liabilities, regarding any such plan. As used herein, the term "ERISA Affiliate" means any Person that is or has been a member of a controlled group of organizations (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which WWG, TEAM, O-A, Pulse, the Company or any Subsidiary is a member.

3.19.4    Welfare Benefit Plans.  Each of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has expressly reserved the right, in all Plan documents relating to welfare benefits provided to employees, former employees, officers, directors and other participants and beneficiaries, to amend, modify or terminate at any time the Plans which provide for welfare benefits, and WWG is not aware of any fact, event or condition that could reasonably be expected to restrict or impair such right. Except as required under Section 601 of ERISA, none of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate has made any promises or commitments to provide, and is not obligated to provide (i) medical benefits (including without limitation through insurance) to retirees or former employees of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate or their respective dependants, or (ii) life insurance or other death benefits to retired employees or former employees of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate or their respective dependants.

3.19.5    Administrative Compliance.  Each Plan is now and has been operated in all material respects in accordance with the requirements of its terms and with all applicable Laws, including, without limitation, ERISA, the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act) and the Code, including, without limitation, all nondiscrimination and minimum coverage requirements of Sections 401(a) and 410(b) thereof, the Age Discrimination in Employment Act, Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, and the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations and authorities published thereunder.  Each of WWG, TEAM, O-A, Pulse, the Company and any Subsidiary has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and WWG has no knowledge of any default or violation by any Person under, any Plan.  Except as set forth on Schedule 3.9, no legal action, suit, audit, investigation or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no fact, event or condition exists that would be reasonably likely to provide a legal basis for any such action, suit, audit, investigation or claim.  All reports, disclosures, notices and filings with respect to such Plans required to be made to employees, participants, beneficiaries, alternate payees and any Governmental or Regulatory Authority have been timely made or an extension has been timely obtained. With respect to any insurance policy providing funding for benefits or an investment alternative under any Plan, (i) no liability or loss shall be incurred by the Company or any Subsidiary or any such Plan in the nature of a retroactive rate adjustment, loss sharing arrangement or other liability or loss, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of WWG, no such proceedings with respect to any insurer are imminent.

3.19.6    Tax-Qualification.  Each Plan which is intended to be qualified under Sections 401(a) or 408(k) of the Code is qualified under Sections 401(a) and 408(k) of the Code (and, if applicable, complies with the requirements of Section 401(k) of the Code), and has received a favorable opinion, advisory or determination letter from the IRS that it is so qualified.  Each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is exempt under Section 501(a) of the Code; and no fact or event has occurred or condition exists since the date of such opinion, advisory or determination letter from the IRS which would be reasonably likely to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Each Plan that is a foreign benefit plan which is intended to be qualified with the appropriate Governmental or Regulatory Authority in the relevant country has received a favorable determination that it is so qualified, and each trust established in connection with such foreign benefit plan that is intended to be exempt from taxation has received a favorable determination that it is so exempt.

3.19.7    Funding; Excise Taxes.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan subject to ERISA.  None of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate has incurred any liability for any excise tax arising under Sections 4971, 4972, 4973, 4974, 4975, 4976, 4977, 4978, 4978B, 4979, 4979A, 4980, 4980B, 4980D or 4980E of the Code or any civil penalty arising under Sections 409, 502(i) or 502(l) of ERISA, and no fact, event or condition exists which could give rise to any such liability.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Section 302(c)(11) or Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), including, without limitation, any liability in connection with the termination of any employee benefit plan subject to Title IV of ERISA (a "Title IV Plan"); and, no fact, event or condition exists which could give rise to any such liability.  No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan maintained by WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate, and no reportable event (within the meaning of Section 4043 of ERISA), notice of which has not been waived by the PBGC, has occurred or is expected to occur with respect to any Plan maintained by WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate. The transactions contemplated by this Agreement and the NT Conveyance Document will not result in liability to WWG, TEAM, O-A, Pulse, the Company or any Subsidiary or the Purchaser under Section 4069 of ERISA.  No Title IV Plan or Plan subject to Section 302 of ERISA maintained by WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan.  None of the assets of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of WWG, TEAM, O-A, Pulse, the Company, any Subsidiary or any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a) (29) of the Code relating to any Plan; and no fact or event exists which could give rise to any such Lien or requirement to post any such security.  As of the Closing Date, no Plan which is a Title IV Plan will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA) and no Plan which is subject to Section 302 of ERISA will have in "accumulated funding deficiency" (within the meaning of Section 302(a)(2) of ERISA).

3.19.8    Tax Deductions.  All contributions, premiums or payments (including all employer contributions and, if applicable, employee salary reduction contributions) required to be made, paid or accrued with respect to any Plan have been made, paid or accrued on or before their due dates, including extensions thereof.  All such contributions have been fully deducted or in the case of the current year will be deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental or Regulatory Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

3.19.9    409A.  With respect to each Plan (and any other arrangement involving the Company or each Subsidiary) that is a nonqualified deferred compensation plan, within the meaning of Section 409A of the Code (a "409A Plan"), no event has occurred and no condition exists, that could subject anyone, including any Person, to any tax, fine, penalty or other liability under Section 409A of the Code ("409A Liability").   None of the transactions contemplated by this Agreement could, directly or indirectly, subject anyone or any Person to any 409A Liability.  Each 409A Plan is and has been operated and administered in good faith compliance with 409A of the Code, Treasury Notice 2005-1, the Final Treasury Reg. Sections 1.409A-1 through 1.409A-6, and any subsequent guidance issued thereunder.

Section 3.20      Interests in Customers, Suppliers, Etc.   Except as set forth on Schedule 3.20, none of the Principals, nor to the knowledge of WWG (without making any inquiry of any member of the Related Group, as hereinafter defined), any officer, director, or employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary immediately prior to the Closing Date, any parent, brother, sister, child or spouse of any such officer, director, key executive or employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary or the Principals (collectively, the "Related Group"), or any Person controlled by anyone in the Related Group:

(i)          owns, directly or indirectly, any interest in (excepting for ownership, directly or indirectly, of less than 1/4 of 1% of the issued and outstanding shares of any class of securities of a publicly held and traded company), or received or has any right to receive payments from, or is an officer, director, employee, agent or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary;

(ii)         owns, directly or indirectly (other than through the ownership of Membership Interests), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property), that WWG, TEAM, O-A, Pulse, the Company or any Subsidiary used in the conduct of the Business, other than immaterial personal items owned and used by employees at their work stations; or

(iii)        has any cause of action or other claim whatsoever against, or owes any amount to, WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

Section 3.21      Bank Accounts and Powers of Attorney.   Set forth in Schedule 3.21 is an accurate and complete list showing (a) the name and address of, and account information for, each bank in which immediately prior to the transfer of the Business, WWG, TEAM, O-A, Pulse, the Company or any Subsidiary had an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (b) the names of all Persons, if any, holding powers of attorney from WWG, TEAM, O-A, Pulse, the Company or any Subsidiary and a summary statement of the terms thereof.

Section 3.22      Compensation of Employees.

(a)         Schedule 3.22 is an accurate and complete list showing: (a) the names and positions of all employees and exclusive consultants who immediately prior to the transfer of the Business were being compensated by WWG, TEAM, O-A, Pulse, the Company or any Subsidiary at an annualized rate of $50,000 or more, together with a statement of the current annual salary, and the annual salary, bonus and incentive compensation paid or payable with respect to calendar years 2008 and 2009, and a statement of the projected annual salary, bonus and incentive compensation payable with respect to the calendar year ended December 31, 2010, and the material fringe benefits of such employees and exclusive consultants not generally available to all employees of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary; (b) all bonus and incentive compensation paid or payable (whether by agreement, custom or understanding) to any employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary not listed in clause (a) above for services rendered or to be rendered during calendar years 2008 and 2009; (c) the names of all retired employees, if any, of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from WWG, TEAM, O-A, Pulse, the Company or any Subsidiary not covered by any pension plan to which WWG, TEAM, O-A, Pulse, the Company or any Subsidiary is a party, their ages and current unfunded pension rate, if any; and (d) a description of the current severance and vacation policy of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary.  None of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period after the Closing Date (other than wage increases in the ordinary course of business).  Each of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary have properly classified and compensated all employees and consultants in accordance with all applicable Laws and Order of any Governmental and Regulatory Authority.

(b)         No Principal has agreed or made any written or verbal commitment to give any employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary (or any family member or any affiliate of the employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary) any portion or share of the Purchase Price in the form of a bonus, gift, award, or any similar type of remuneration.   The Principals agree that, from and after the date hereof, no portion or proceeds of the Purchase Price shall be used to compensate or give to any employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary (or any family member of any employee of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary) a bonus, gift, award, or any similar type of remuneration.

Section 3.23      No Changes Since the Balance Sheet Date.   From the Balance Sheet Date through the date hereof, except as specifically stated on Schedule 3.23, none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any Lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $25,000; (v) declared or made any distributions or dividend payments on any of their respective equity, or redeemed, purchased or otherwise acquired (or committed to do so) any of their respective equity, or any option, warrant or other right to purchase or acquire any of their respective equity, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8, or made any loan to any Person other than to any employee for normal travel and expense advances, (viii) wrote down the value of any work-in-process, or wrote off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business, none of which individually or in the aggregate, were material to WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, received aggregate compensation from WWG, TEAM, O-A, Pulse, the Company or any Subsidiary at an annual rate of $50,000 or more, or except in the ordinary course of business to any other employees, (x) entered into any employment or exclusive consulting agreement which is not cancelable by WWG, TEAM, O-A, Pulse, the Company or any Subsidiary (and will not be cancelable by the Company or any Subsidiary) without penalty or other financial obligation within 30 days, (xi) canceled or waived any claims or rights of material value, (xii) made any change in any method of accounting procedures, (xiii) otherwise conducted the business of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiv) amended or terminated any agreement which is material to their businesses, (xv) renewed, extended or modified any lease of real property or any lease of personal property, except in the ordinary course of business, or (xvi) agreed, whether or not in writing, to do any of the actions set forth in any of the above clauses.

Section 3.24     Corporate Controls.   To the knowledge of WWG, no officer, authorized agent, employee, consultant or any other Person while acting on behalf of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, has, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; participated in any racketeering activity; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and none of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

Section 3.25      Brokers.   Except as set forth on Schedule 3.25, no broker, finder, agent or similar intermediary has acted on behalf of WWG, any Principal or the Company or any Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees, consulting fees or similar fees or commissions are payable by the Company or any Subsidiary or any Principal in connection therewith based on any agreement, arrangement or understanding with any of them.

Section 3.26     Repayment of Loans.  All (i) intercompany indebtedness and (ii) indebtedness of the Principals to any of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary has been repaid in full, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice.

Section 3.27     Copies of Documents.   WWG has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule.  Summaries of all oral contracts contained on Schedule 3.8 are complete and accurate in all material respects.

ARTICLE IV
REPRESENTATIONS OF THE PURCHASER

The Purchaser represents, warrants and agrees to and with WWG and the Principals as follows:

Section 4.1        Existence and Good Standing.   The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

Section 4.2        Execution and Validity of Agreement.   The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser.  This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Principals and WWG, constitutes legal, valid and binding obligations of the Purchaser, enforceable against each of them in accordance with its terms.

Section 4.3       Litigation.   There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Purchaser, any investigation by), any Governmental or Regulatory Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of their respective properties or rights with respect to this Agreement.  The Purchaser is not subject to any Order entered in any lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby.

Section 4.4        Non-Contravention; Approvals and Consents.   The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation and bylaws of the Purchaser, (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority applicable to the Purchaser or any of its assets or properties, or (c) result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or, except for such Liens as may be created in connection with an MDC Financing (as defined in Section 6.1 hereof), result in the creation or imposition of any Lien upon any of the respective assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation by the Purchaser of the transactions contemplated hereby.

Section 4.5        Brokers.   No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Purchaser in connection therewith based on any agreement, arrangement or understanding with either of them.

ARTICLE V
ACTIONS AT CLOSING BY WWG AND THE PRINCIPALS

Simultaneously herewith:

Section 5.1         Authorization Documents; Good Standing Certificates.

(a)        WWG shall have delivered to the Purchaser: (a) a copy of the resolutions of the managing member and the members of WWG, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified by one of its officers; (b) a copy of the Company's Certificate of Formation, including all amendments, certified by the Delaware Secretary of State; (c) a certificate as of a recent date from the Delaware Secretary of State that the Company is in good standing in such state; and (d) a copy of the Company's limited liability company operating agreement, including all amendments, certified by an officer of the Company.

(b)        WWG shall have delivered to the Purchaser with respect to each Subsidiary: (a) a copy of each Subsidiary's organizational documents, including all amendments, certified by its jurisdiction of organization; (b) a certificate from the appropriate authority of each jurisdiction in which each Subsidiary was organized that such Subsidiary in good standing (in each case together with any applicable tax status certificate) in such jurisdiction; and (c) a certificate from the appropriate authority of each jurisdiction in which each Subsidiary is qualified as a foreign company to do business to the effect that the Subsidiary is in good standing in such jurisdiction (in each case together with any applicable tax status certificate).

(c)         WWG shall have delivered to the Purchaser a certificate as of a recent date from the Massachusetts Secretary of State that TEAM is in good standing in such state.

(d)        WWG shall have delivered to the Purchaser a copy of the resolutions of the sole shareholder and the Board of Directors of TEAM, authorizing the execution, delivery and performance of the NT Conveyance Document and the transactions contemplated thereby.

(e)          WWG shall have delivered to the Purchaser a copy of the resolutions of the members and the Managing Member of WWG2 authorizing execution and delivery of the Operating Agreement.

Section 5.2        Required Approvals and Consents.   WWG shall have obtained or given, at no expense to the Purchaser or MDC, and there shall not have been withdrawn or modified, any consents or approvals or other actions listed on Schedule 3.9 hereof (including without limitation, obtaining all such consents, approvals and/or waivers required under the Contracts listed on Schedule 3.8).  Each such consent or approval shall be in form satisfactory to counsel for the Purchaser.

Section 5.3         Operating Agreement.   WWG and WWG2 shall have entered into the Operating Agreement.

Section 5.4        Employment Agreements.   Each of Gregory, O'Toole, Groth, Graham, Frank Fanelli, Gregory Goldhaber, Alexander Gonzalez, Michael Shea and Brian Murphy shall have entered into Employment Agreements with the Company substantially in the form and to the effect of Exhibits B-1, B-2, B-3, B-4, B-5, B-6, B-7, B-8 and B-9, respectively, attached hereto.

Section 5.5        Non-Competition/Non-Solicitation/Non-Servicing Agreements.   The Principals shall have entered into Non-Competition/Non-Solicitation/Non-Servicing Agreements with the Purchaser and the Company in the form and to the effect of Exhibits C-1, C-2, C-3, C-4, C-5 and C-6, respectively, attached hereto.

Section 5.6        Conveyance Document.  WWG shall have caused TEAM to enter into the NT Conveyance Document.

Section 5.7        Bank Pay-off Letter; Release of Liens.  WWG shall have delivered to the Purchaser pay-off letters and lien discharges (or agreements therefor) reasonably satisfactory to the Purchaser from PNC Bank, National Association, as lender to WWG, TEAM, O-A, Pulse, the Company or any Subsidiary, and/or in connection with any such entity's pre-closing outstanding indebtedness and line of credit.

Section 5.8        Brian Murphy Side Letter.  WWG and Brian Murphy shall have entered into that certain letter agreement (the "Side Letter") as referenced in the employment agreement by and between Brian Murphy and the Company referred to in Section 5.4 above.

Section 5.9        Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto must be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as it or its counsel reasonably requested in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VI
OTHER AGREEMENTS

Section 6.1         Management of the Company.

6.1.1      MDC Financing.  Notwithstanding anything to the contrary contained in this Agreement, in consideration for the payment of the Purchase Price under Section 2.1 hereof and for other good and valuable consideration, the parties hereto hereby (i) agree that MDC and/or one of its affiliates, in connection with its or any of its affiliates' current or future credit facilities or financing arrangements, shall be entitled to: (w) pledge or grant a security interest in or otherwise have a lien placed upon the Purchaser's Membership Interests; (x) pledge or grant a security interest in or to otherwise have a lien placed upon the assets and properties of the Company and/or its Subsidiaries; (y) assign all of its rights, benefit, title and interest in the Company and distributions therefrom, including, without limitation, all rights and claims pursuant to and under the Call and/or Sale Request (as such terms are defined in the Operating Agreement) to or to an agent or representative on behalf of, its bank or lender or group of banks or group of lenders (as applicable and collectively, the "Lender"); and (z) have the Company and/or its Subsidiaries provide guarantees and such other ancillary security and related documentation as reasonably required by the Lender from time to time (the items in (w), (x), (y) and (z) being collectively referred to as an "MDC Financing"); and (ii) consent unconditionally to (x) the granting of all security and the execution of all documents required in connection with an MDC Financing and the enforcement thereof, where applicable, by the Lender; and (y) any transaction by which the Lender becomes the absolute legal and beneficial owner of any Membership Interests which have been pledged or assigned to it.

6.1.2      Effect of Events During Period Membership Interests Are Outstanding.  The parties hereto understand and agree that under the terms of the Employment Agreements referred to in Section 5.4, each of the Principals may be terminated for "cause" or "without cause" (as such terms are defined in such Employment Agreement); provided, however, the parties hereto acknowledge and agree that no employee (other than Gregory or Groth) of the Company or any Subsidiary shall be terminated "without cause" without the prior written consent of Gregory; provided further, however, in the event that a majority of the remaining Principals approve in writing of such termination of employment, the prior written consent of Gregory shall not be required in connection with such termination of employment.  In addition, the parties hereto acknowledge and agree that in the event Gregory's employment with the Company and/or NT is terminated "without cause", a majority of the remaining Principals shall have the right to (and shall) within 10 days following such termination of employment, appoint Gregory's replacement as Chief Executive Officer and President of the Company and/or NT, as the case may be, subject to the reasonable approval and consent of MDC.  In the event that a majority of the remaining Principals do not (within 10 days following such termination of employment) appoint Gregory's replacement, MDC shall have the sole right to appoint a new Chief Executive Officer of the Company and/or NT, as the case may be.  Notwithstanding the foregoing, in the event any Principal ceases to be employed by the Company, regardless of the reason therefor, such event shall not affect WWG's right to receive the Purchase Price under this Agreement.  Each of the parties hereto agrees that if (a) any Principal ceases to be an employee of the Company or any Subsidiary during the period commencing as of Closing Date through the end of the last year included in the Measuring Period (as defined in the Operating Agreement) with respect to the exercise of a Call or Sale Request (as such terms are defined in the Operating Agreement) resulting in WWG no longer owing any Class B and Class C Units, regardless of the reason therefor, or (b) there are changes in the composition of the Board of Managers of the Company or any Subsidiary, no party to this Agreement or any Person claiming a right through such party shall have the right to make a claim that such cessation of employment or change in the composition of the Board of Managers of the Company or any Subsidiary (x) constitutes a breach by the Purchaser or any of its affiliates of this Agreement, (y) resulted in an adverse effect on the Purchase Price hereunder forming the basis for a claim against the Purchaser or any of its affiliates, or (z) constitutes an event forming the basis for such party to dispute any calculation required to be made pursuant to the accounting procedures set forth in Section 2.1.4 hereof.

Section 6.2         Tax Matters.

6.2.1      Section 754 Election.  The Purchaser and WWG agree that a timely election under Section 754 of the Code will be made by the Company on its federal partnership income tax return (Form 1065) for the Tax year of the Company that ends on the Closing Date.  The Purchaser shall prepare an allocation of the Purchase Price (and of other capitalized costs) among the assets of the Company and the Subsidiaries.  The Company, the Purchaser, each member of the Company and the Principals shall report, act and file all tax returns in all respects and for all purposes consistent with such allocation prepared by the Purchaser and agreed to by WWG.  WWG and/or the Principals shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocation.  None of the Company, any member of the Company, or any of the Principals shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

6.2.2      Tax Returns.  The Company shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company except as otherwise specifically provided herein or in the Operating Agreement.  The Company shall permit the Purchaser to review and comment on each such Tax return described in the preceding sentence prior to filing.

6.2.3      Tax Cooperation.  The Purchaser, WWG and the Principals shall cooperate fully, and each shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to Section 6.2.2 or any other Tax returns relating to the operations of WWG or the Company, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include WWG's retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser and WWG agree to, and each agree to cause the Company to, (A) retain all books and records with respect to Tax matters pertinent to WWG and Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, WWG or the Purchaser, as the case may be, shall allow the other party to take possession of such books and records.

6.2.4      Tax Liability.  To the extent that any of the transactions contemplated by the NT Conveyance Document give rise to sales and/or use tax liability or other transfer, purchase, stamp or recordation documentary tax and fees (collectively, "Sales Taxes"), the Purchaser shall promptly pay such Sales Taxes to the appropriate tax authorities.  WWG shall cause the Company to deliver to the Purchaser completed returns in respect of any Sales Taxes required to be filed with respect to the transactions contemplated herein (regardless of whether such returns are informational or show liability for Sales Taxes) for filing with the appropriate taxing authority.  The Purchaser and WWG hereby waive compliance with the bulk sales laws of any applicable jurisdiction, and WWG and the Principals hereby agree to indemnify and hold harmless the Purchaser and its Affiliates from and against any claims arising out of or due to the failure to comply with such bulk sales laws.

Section 6.3        Equity Securities of WWG.  As long as WWG beneficially owns any equity interests in the Company, no Principal shall sell or in any other way transfer, assign, distribute, pledge, encumber or otherwise dispose of (a "Transfer") any of the equity securities of WWG or permit WWG to issue any additional equity securities (the "WWG Interests"); provided, however, (i) WWG may issue membership interests to Brian Murphy pursuant to the terms and conditions of that certain letter agreement attached hereto as Exhibit D, and (ii) each Principal (x) may Transfer WWG Interests to another Principal or (y) for estate planning purposes, may Transfer WWG Interests to a Family Member (as hereinafter defined) as long as the total equity securities and voting power retained in the aggregate by such Principal (exclusive of equity securities owned by Family Members) in WWG constitutes a majority of the equity securities and voting power in WWG, and such Family Member agrees in writing to the Purchaser to be bound by the provisions of this Section 6.3 as if it were a member of WWG.  Without limiting the foregoing, in the event that at any time on or after the date of this Agreement a holder of equity securities of WWG Transfers some or all of such equity securities, then WWG shall upon receiving notice of such Transfer promptly provide the Purchaser with written notice of such Transfer.  To the extent known, such notice shall specify the names and addresses of the transferee and transferor of such equity securities, the number and type or class of equity securities Transferred, and all of the other material terms and conditions of such Transfer.  As used herein, the term "Family Member" of any Principal shall mean (i) the spouse and lineal descendants of such Principal, (ii) the spouses of any such descendants, (ii) the legal representatives of any Person that falls within clause (i) or (ii) hereof, and (iii) the trustee of any trust of which any of the Persons falling with clause (i) or (ii) shall be the only beneficiaries entitled to the income or principal.

Section 6.4        Change of Name. At the Closing, the Company shall execute appropriate documents to change (x) TEAM’s name to a name dissimilar to "TEAM Enterprises", (y) O-A’s name to a name dissimilar to "Outer-Active" and (z) Pulse’s name to a name dissimilar to "Pulse", and promptly thereafter shall file any necessary documents to reflect such name changes with the appropriate Secretary of State and the appropriate authorities in the other states in which each such entity is qualified to do business.

Section 6.5        Brian Murphy Side Letter. WWG covenants and agrees to use its best efforts following the Closing to consummate the transactions contemplated by the Side Letter in accordance with the terms and conditions thereof.

ARTICLE VII
SURVIVAL; INDEMNITY

Section 7.1       Survival.   Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate or document delivered at the Closing by any other party.  Subject to the limitations set forth in Section 7.6, the respective representations, warranties, covenants and agreements of the WWG, the Principals and the Purchaser contained in this Agreement shall survive the Closing.

Section 7.2         Obligation of WWG and the Principals to Indemnify.

7.2.1      General Indemnity.  Subject to the limitations contained in Sections 7.6.1 and 7.6.2, WWG and the Principals hereby agree, jointly and severally, to indemnify the Purchaser and its affiliates, stockholders, officers, directors, employees, agents, representatives and successors, permitted assignees of the Purchaser and their affiliates (individually, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for, any and all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, demands, claims, actions, suits, judgments, settlements, penalties, interest, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys’, accountants' and expert witnesses' fees) of whatever kind and nature (collectively, "Losses"), that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation contained in Article III.B hereof or in any certificate delivered by WWG or the Principals at the Closing; (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of WWG or the Principals contained in Article III.B hereof or in any certificate delivered by WWG or the Principals at the Closing; (c) any breach or failure by WWG or the Principals to comply with, perform or discharge any obligation, agreement or covenant by WWG or the Principals contained in this Agreement; (d) any liability or obligation or any assertion against any Purchaser Indemnified Party, arising out of or relating, directly or indirectly, to any Excluded Asset or any Retained Liability (as such terms are defined in the NT Conveyance Document) or other liability arising, in whole or in part, out of the conduct of the business of WWG, TEAM, O-A, Pulse, the Company or any Subsidiary prior to the Closing except for the Assumed Liabilities (as such term is defined in the NT Conveyance Document); (e) any litigation or claim disclosed on Schedule 3.10 to this Agreement; (f) any liability or obligation arising out of or relating, directly or indirectly, to the classification of any individual performing services for any of WWG, TEAM, NT, O-A or Pulse (i) as an independent contractor, (ii) as a freelancer, (iii) as a consultant or (iv) in any other capacity other than as an employee; (g) any liability or obligation arising out of or relating, directly or indirectly, to any violation by WWG, TEAM, NT, O-A or Pulse, on or prior to the Closing, of the Fair Labor Standards Act or any similar state or local wage and hour Law, Order, ordinance or regulation; and (h) the failure of the TEAM, the Company or any Subsidiary to qualify to do business in any applicable jurisdiction in the United States.

7.2.2      Special Indemnity.  Subject to the limitations contained in Sections 7.6.1 and 7.6.2, each of the Principals hereby severally agrees to indemnify the Purchaser Indemnified Parties against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, the payment of all Losses that may be imposed on or incurred by any Purchaser Indemnified Party as a consequence of or in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of a representation or warranty by such Principal contained in Article III.A hereof; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting the Purchaser Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of such Principal contained in Article III.A hereof or in any certificate delivered by such Principal at the Closing.  Any claim for indemnity made under this Section 7.2.2 shall not be construed as a claim under Section 7.2.1 hereof even if the Purchaser Indemnified Party could have made a claim under Section 7.2.1 hereof in respect of the same matters.

7.2.3      "Losses".  The term "Losses" as used in this Article VII is not limited to matters asserted by third parties against any Purchaser Indemnified Party but includes Losses incurred or sustained by a Purchaser Indemnified Party in the absence of Third Party Claims (as defined in Section 7.4.2 hereof).

Section 7.3         Obligation of the Purchaser to Indemnify.   Subject to the limitations set forth in Section 7.6.3 hereof, the Purchaser hereby agrees to indemnify WWG and the Principals (individually a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") against, and to protect, save and keep harmless the Company Indemnified Parties from, and to pay on behalf of or reimburse the Company Indemnified Parties as and when incurred for, any and all Losses that may be imposed on or incurred by the Company Indemnified Parties as a consequence of, in connection with, incident to, resulting from or arising out of or in any way related to or by virtue of: (a) any misrepresentation, inaccuracy or breach of any warranty or representation of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (b) any action, demand, proceeding, investigation or claim by any third party (including any Governmental or Regulatory Authority) against or affecting any Company Indemnified Party which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any of the representations and warranties of the Purchaser contained in Article IV hereof or in any certificate delivered by the Purchaser at the Closing; or (c) any breach or failure by the Purchaser to comply with, perform or discharge any obligation, agreement or covenant by the Purchaser contained in this Agreement.

Section 7.4         Indemnification Procedures.

7.4.1      Non-Third Party Claims.

(a)         In the event that any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification which does not involve a Third Party Claim (as defined in Section 7.4.2) (a "Non-Third Party Claim"), against which a Person is required to provide indemnification under this Agreement (an "Indemnifying Party"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Non-Third Party Claim Notice"), which Non-Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party.

(b)         The Indemnifying Party may acknowledge and agree by written notice (the "Non-Third Party Acknowledgement of Liability") to the Indemnified Party to satisfy the Non-Third Party Claim within 30 days of receipt of the Non-Third Party Claim Notice.  In the event that the Indemnifying Party disputes the Non-Third Party Claim, the Indemnifying Party shall provide written notice of such dispute (the "Non-Third Party Dispute Notice") to the Indemnified Party within 30 days of receipt of the Non-Third Party Claim Notice (the "Non-Third Party Dispute Period"), setting forth a reasonable basis of such dispute.  In the event that the Indemnifying Party shall fail to deliver the Non-Third Party Acknowledgement of Liability or Non-Third Party Dispute Notice within the Non-Third Party Dispute Period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay the Non-Third Party Claim in full and to have waived any right to dispute the Non-Third Party Claim.  Once the Indemnifying Party has acknowledged and agreed to pay any Non-Third Party Claim pursuant to this Section 7.4.1, or once any dispute under this Section 7.4.1 has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction, subject to the provisions of Section 7.6.1, the Indemnifying Party shall pay the amount of such Non-Third Party Claim to the Indemnified Party within 10 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

7.4.2      Third-Party Claims.

(a)          In the event that any Indemnified Party asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement in respect of which such Indemnified Party is entitled to indemnification by an Indemnifying Party under this Agreement (a "Third Party Claim"), the Indemnified Party shall give written notice to the Indemnifying Party (the "Third Party Claims Notice") within 20 days after asserting or learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim.  The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnifying Party must provide written notice to the Indemnified Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the "Indemnification Notice").  The Indemnification Notice must be provided by the Indemnifying Party to the Indemnified Party within 15 days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Indemnified Party a reasonable opportunity to respond to such Third Party Claim (the "Indemnification Notice Period").

(b)         If the Indemnifying Party provides an Indemnification Notice to the Indemnified Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party.  The Defense Notice shall specify the counsel it will appoint to defend such claim ("Defense Counsel") provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.  In the event that the Indemnifying Party fails to give the Indemnification Notice within the Indemnification Notice Period, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim without the prior consent of the Indemnifying Party and subject to the provisions of Section 7.6.1, the Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(c)         In the event that the Indemnifying Party provides in the Indemnification Notice that it disputes the claim for indemnification against it, the Indemnified Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim, without the prior consent of the Indemnifying Party. Once such dispute has been finally resolved in favor of indemnification by a court or other tribunal of competent jurisdiction or by mutual agreement of the Indemnified Party and Indemnifying Party, subject to the provisions of Section 7.6.1, the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Indemnified Party all Losses paid or incurred by the Indemnified Party in connection therewith.

(d)         In the event that the Indemnifying Party delivers an Indemnification Notice pursuant to which it elects to conduct the defense of the Third Party Claim, the Indemnifying Party shall be entitled to have the exclusive control over the defense of the Third Party Claim and the Indemnified Party will cooperate in good faith with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party.  The Indemnified Party shall have the right at its expense, which shall not be reimbursable by the Indemnifying Party, to participate in the defense assisted by counsel of its own choosing.  The Indemnifying Party will not settle the Third Party Claim or cease to defend against any Third Party Claim as to which it has delivered an Indemnification Notice (as to which it has assumed responsibility for the Third Party Claim), without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, such consent may be withheld for any reason if, as a result of such settlement or cessation of defense, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(e)         If an Indemnified Party refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, which provides for a full release of the Indemnified Party and its affiliates relating to the Third Party Claims underlying the offer of settlement and solely for a monetary payment, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such an event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(f)          Notwithstanding clause (d) above, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.

(g)         A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 7.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

Section 7.5         Right of Offset.   Without limiting any other rights or remedies available to it, the Purchaser shall be entitled to offset any claim for indemnity made pursuant to Section 7.2 and in accordance with Section 7.4, against any payment of the Purchase Price due under Section 2.1; provided, however, the Purchaser may only exercise such right of offset in respect of claims relating to Losses actually incurred by a Purchaser Indemnified Party (in which case the amount of such offset shall be the amount of such actual Loss) or claims actually asserted by a third party (in which case the amount of the offset shall not exceed the Purchaser's good faith, reasonable estimate of the amount of indemnifiable Losses that will ultimately be payable to a Purchaser Indemnified Party in respect of such claims).  If any such claims for indemnity are resolved in favor of WWG and the Principals by mutual agreement or otherwise, or if the amount withheld exceeds the amount ultimately payable to a Purchaser Indemnified Party in respect of such claim, the Purchaser shall pay to WWG the excess amount withheld with respect to such claim, together with interest thereon for the period such amount has been withheld at a rate equal to the published prime rate of interest of J.P. Morgan Chase in New York, in effect from time to time during the relevant period.

Section 7.6         Limitations On and Other Matters Regarding Indemnification.

7.6.1      Indemnity Cushion and Cap.  Subject to Section 7.6.5, neither WWG nor the Principals shall have any liability to any Purchaser Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 7.2 until such time as the amount of such liability shall exceed $50,000 in the aggregate (in which case WWG and the Principals shall be liable for all Losses in excess of $50,000).  Notwithstanding anything to the contrary herein, subject to Section 7.6.5 below, the maximum aggregate liability of WWG and the Principals for indemnity payments under Section 7.2 shall be an amount equal to $11,000,000.  Notwithstanding the foregoing, each Principal's maximum aggregate liability for indemnity payments pursuant to Section 7.2.1 and Section 7.2.2, subject to Section 7.6.5 below, shall be such Principal's allocable portion of the total Purchase Price paid or payable pursuant to Section 2.1 of this Agreement.

7.6.2      Termination of Indemnification Obligations of WWG and the Principals.  Subject to Section 7.6.5, the obligation of WWG and the Principals to indemnify under Section 7.2 hereof shall terminate on April 30, 2012, except as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

7.6.3      Termination of Indemnification Obligations of the Purchaser.  The obligation of the Purchaser to indemnify under Section 7.3 hereof shall terminate on April 30, 2012, except as to matters as to which WWG or the Principals have made a claim for indemnification on or prior to such date, in which case the right to indemnification with respect thereto for such party shall survive the expiration of such period until such claim for indemnification is finally resolved and any obligations with respect thereto are fully satisfied.

7.6.4      Treatment.  Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

7.6.5      Exceptions.  Each of the limitations set forth above in this Section 7.6 shall in no event (a) apply to any Losses incurred by a Purchaser Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by WWG or the Principals; (ii) any breach of a representation or warranty contained in Section 3.1, 3.2, 3.6, 3.11, 3.19, 3.25 or any other provision hereof relating to Taxes, (iii) any indemnification obligation under Sections 7.2.1(c), 7.2.1(d), 7.2.1(e), 7.2.1(f), 7.2.1(g) or 7.2.1(h); and (iv) the obligations of WWG and the Principals set forth in Section 8.1 to pay certain expenses; or (b) apply to any Losses incurred by a Company Indemnified Party which relate, directly or indirectly, to (i) any fraudulent acts committed by the Purchaser; (ii) any indemnification obligation under Section 7.3(c); and (iii) the Purchaser's obligations set forth in Section 8.1 to pay certain expenses.

7.6.6      Control by MDC.  All decisions and determinations to be made by the Purchaser and/or a Purchaser Indemnified Party under this Article VII shall be made by MDC in the name of and on behalf of the Purchaser and/or such other Purchaser Indemnified Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1         Expenses.   Except as otherwise provided in this Agreement, the Purchaser, on the one hand, and the Principals and WWG, on the other hand, shall pay its or his own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisors and accountants.

Section 8.2         Governing Law; Service of Process and Consent to Jurisdiction.  The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of Delaware without regard to any conflicts or choice of laws provisions of the State of Delaware that would result in the application of the law of any other jurisdiction.  Each of the parties hereto agrees that delivery of process, summons, notice or document in accordance with Section 8.2 shall be effective service of process for any action, suit or proceeding arising out of this Agreement.  Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware or any court of the State of Delaware in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.  Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.3        "Person" Defined.   "Person" shall mean and include an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.

Section 8.4         "Knowledge" Defined.   Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of WWG, such term shall be limited to the actual knowledge of the Chief Financial Officer of TEAM, the Company and/or NT and the Principals, and unless otherwise stated, such knowledge that would have been discovered by the Chief Financial Officer of TEAM, the Company and/or NT and the Principals after reasonable inquiry.  Where any representation and warranty contained in this Agreement is expressly specified by reference to the knowledge of the Purchaser, as the case may be, such term shall be limited to the actual knowledge of the executive officers of such entity and unless otherwise stated, such knowledge that would have been discovered by such executive officers after reasonable inquiry.

Section 8.5         "Affiliate" Defined.   As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

Section 8.6         Captions.   The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7         Publicity.   Subject to the provisions of the next sentence, no party to this Agreement shall, and the Principals shall use reasonable efforts to insure that no representative of WWG, WWG2, TEAM, the Company or any Subsidiary shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Principals.  Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that MDC is required to make any announcement relating to or arising out of this Agreement by virtue of the securities laws of the United States or Canada or the rules and regulations promulgated thereunder or other rules of the NASDAQ Stock Market, Toronto Stock Exchange or the United States Securities and Exchange Commission or any announcement by any party or the Company pursuant to applicable law or regulations.

Section 8.8         Notices.   Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand or courier, (b) three days after the date of deposit in the mails, postage prepaid, or (c) the next business day if sent by a prepaid overnight courier service, and in each case at the respective addresses set forth below or such other address as such party may have fixed by notice:

If to the Purchaser, addressed to:

c/o MDC Partners Inc.
45 Hazelton Avenue
Toronto, Ontario
Canada M5R 2E3
Attention:

with a copy to:

c/o MDC Partners Inc.
950 Third Avenue
New York, New York 10022
Attention:  General Counsel

and (which shall not constitute notice)

Davis & Gilbert LLP
1740 Broadway
New York, New York 10019
Attention:  Brad J. Schwartzberg, Esq.

If to WWG or the Principals, to:

c/o TEAM Enterprises Inc.
110 E Broward Blvd. Suite 2450
Fort Lauderdale, FL 33301
Attention: Daniel K. Gregory

with a copy to (which shall not constitute notice):

Kopelowitz Ostrow
Ferguson Weiselberg Keechl
200 SW 1st Avenue, 12th Floor
Fort Lauderdale, FL 33301
Attention: Jeffrey M. Ostrow, Esq.

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

Section 8.9        Parties in Interest.   This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  Any purported such transfer, assignment, pledge, or hypothecation (other than by operation of law) shall be void and ineffective.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 8.10      Severability.   In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Section 8.11     Counterparts.   This Agreement may be executed in two or more counterparts or by facsimile transmission, all of which taken together shall constitute one instrument.

Section 8.12      Entire Agreement.   This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole, exclusive and only agreements of the parties hereto pertaining to the subject matter hereof, contains all of the covenants, conditions and agreements between the parties, express or implied, whether by statute or otherwise, and sets forth the respective rights, duties and obligations of each party to the other party as of the date hereof. No oral understandings, oral statements, oral promises or oral inducements exist

Section 8.13      Amendments.   This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by each of the parties hereto.

Section 8.14      Third Party Beneficiaries.   Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as permitted under Section 8.9, except the Purchaser Indemnified Parties as provided in Article VII hereof and with respect to the provisions of Section 7.6.6, MDC.

Section 8.15      Use of Terms.   Whenever the context so requires or permits, all references to the masculine herein shall include the feminine and neuter, all references to the neuter herein shall include the masculine and feminine, all references to the plural shall include the singular and all references to the singular shall include the plural. Whenever used in this Agreement, the terms "Dollars" and "$" mean United States Dollars.

Section 8.16      "Liens" Defined.   With respect to any asset, a "Lien" shall mean (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financial lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Section 8.17      No Strict Construction; Representation by Counsel.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto.  The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.  Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

Section 8.18      Representative.  Each of the Principals and WWG hereby appoints Gregory as his or its exclusive agent and attorney-in-fact (the "Representative") (i) to give and receive notices and communications with respect to the provisions of this Agreement, (ii) to amend the terms of this Agreement, (iii) to agree to, negotiate, enter into settlements or compromises of matters arising under the provisions of this Agreement, and (iv) to take any and all actions necessary or appropriate in the judgment of the Representative to be taken on behalf of the Principals and WWG under such provisions of this Agreement.  Such agency and that of any successor representative is irrevocable and coupled with an interest; provided, however, the Representative shall have no authority to act on behalf of any Principal and WWG with respect to an indemnity claim under Section 7.2.2.  In the event the Representative refuses to, or is no longer capable of, serving as the Representative hereunder, the other Principals shall promptly appoint a successor Representative who shall thereafter be the successor Representative hereunder and the Representative shall serve until such successor is duly appointed and qualified to act hereunder.  The Principals and WWG hereby agree that the Representative shall not have any liability to the Company or any Subsidiary for any action he takes or omits to take hereunder (or under any agreement or instrument referred to herein) in his capacity as Representative, unless such action or omission constitutes bad faith or willful misconduct by the Representative.  Notices or communications to or from the Representative shall constitute notice to or from the Principals and/or WWG in respect of matters relating to this Agreement.  Any decision, act, consent or instruction of the Representative shall constitute a decision of all of the Principals and WWG, and shall be final, binding and conclusive upon each Principal and WWG, and the Purchaser may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of WWG and each and every Principal.

Section 8.19      Guaranty.  MDC hereby agrees to pay, or cause the Purchaser to pay, when due, each payment of Purchase Price required pursuant to Article II above and any indemnification obligations of the Purchaser pursuant to Article VII above.

IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement, on the day and year first above written.

MDC ACQUISITION INC.

By:	/s/
Name: Michael Sabatino
Title: President

WWG, LLC

By:	/s/
Daniel K. Gregory
Managing Member

/s/
Todd Graham

/s/
Kevin Berg

/s/
Vincent Parinello

/s/
Daniel K. Gregory

/s/
Stephen Groth

/s/
Sean M. O'Toole

MDC PARTNERS INC. (solely with respect to Sections 7.6.6 and 8.19)

By:	/s/
Name: Mitchell Gendel
Title: General Counsel